The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)

Registration File No: 333-148443

PRELIMINARY PROSPECTUS SUPPLEMENT	Subject to Completion	June 18, 2008

To Prospectus dated February 13, 2008

         Shares

BANKUNITED FINANCIAL CORPORATION

Class A Common Stock

We are offering              of shares of our Series I Class A Common Stock (the “Class A common stock”) by this prospectus supplement. Prior to the completion of this offering, each share of Class A common stock has one-tenth of a vote on all matters on which its holder may vote. If this offering is successfully completed for gross proceeds of $400,000,000, then at or prior to the completion of this offering, holders of approximately 97.4% of our Convertible Noncumulative Preferred Stock, Series B and 97.6% of our Class B common stock will exchange those shares for shares of Noncumulative Convertible Preferred Stock, Series 2008. The Series 2008 preferred stock would have a vote of one-tenth of a vote per share on all matters on which its holders may vote, as described under “Prospectus Supplement Summary—Recent Developments—Shareholders’ Agreement.” Our Class A common stock is quoted on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “BKUNA.” The last reported sale price of our Class A common stock on the NASDAQ on June 17, 2008 was $3.38 per share.

The Class A common stock is not a savings account, deposit or other obligation of any of our bank or non-bank subsidiaries and is not insured by the FDIC or any other governmental agency.

Investing in our Class A common stock involves a high degree of risk. You should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page S-10 to read about the risks you should consider before buying our Class A common stock.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional              shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $            , the total underwriting discounts and commissions will be $             and our total proceeds, before expenses, will be $            .

The underwriters are offering the Class A common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about             , 2008.

Joint Book-Running Managers

UBS Investment Bank	Keefe, Bruyette & Woods

Sandler O’Neill & Partners, L.P.	Stifel Nicolaus

The date of this prospectus supplement is             , 2008.

We have not authorized any broker, dealer, salesman or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representations not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do they constitute an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement, we are not implying that the information is current as of any date other than the date of the applicable document.

i

About this prospectus supplement

The accompanying prospectus is part of a registration statement that we filed with the SEC using the shelf registration process. Under the shelf registration process, we may offer, from time to time: shares of our Class A common stock or preferred stock; rights to purchase shares of our Class A common stock or preferred stock; senior debt securities; warrants to purchase shares of our Class A common stock, shares of our preferred stock, debt securities or securities of third parties or other rights; stock purchase contracts; stock purchase units; or any combination of the foregoing securities. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about this offering of Class A common stock. Both this prospectus supplement and the accompanying prospectus include important information about us, our Class A common stock and other information you should know with respect to this offering. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. You should read this prospectus supplement and the accompanying prospectus, as well as additional information described under “Incorporation of Certain Documents by Reference” below.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus including the information incorporated by reference. We have not authorized any alternative source of information. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

The term “prospectus” refers to this prospectus supplement and the accompanying prospectus. All references to “we,” “our,” “ours,” “us,” “the Company,” or “BankUnited” in this prospectus supplement are to BankUnited Financial Corporation and our subsidiaries, unless otherwise indicated.

Where you can find more information

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which we file periodic reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy and information statements and other information may be examined without charge at the Public Reference Section of the SEC, 100 F Street, N.W., Washington, D.C. 20549, or on the Internet at www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

The information in this prospectus supplement may not contain all of the information that may be important to you. You should read the entire accompanying prospectus and this prospectus supplement, as well as the documents incorporated by reference in the accompanying prospectus before making an investment decision.

Incorporation of certain documents by reference

We have “incorporated by reference” into the accompanying prospectus certain information that we file with the SEC. This means that we can disclose important business, financial and other information in the accompanying prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of the accompanying prospectus unless and until that information is updated and superseded by the information contained in this prospectus supplement or any information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference as described below will automatically update and supersede any previous information that is part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference into the accompanying prospectus, our documents listed below and any documents we file subsequently with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (which filed documents do not include any information furnished under Item 2.02, Item 7.01 and related exhibits under Item 9.01 of any Current Report on Form 8-K):

(1)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, filed with the SEC on November 11, 2007;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007 and March 31, 2008, filed with the SEC on February 12, 2008 and May 12, 2008, respectively and our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008, filed with the SEC on June 13, 2008;

(3)	Our Current Reports on Form 8-K filed with the SEC on January 24, 2008, May 12, 2008, May 29, 2008 and June 4, 2008 and our Current Report on Form 8-K/A, filed with the SEC on May 12, 2008; and

(4)	Our Current Report on Form 8-K on April 5, 1993, filed with the SEC, to register our Class A common stock under Section 12(g) of the Exchange Act.

Special note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain or incorporate by reference certain forward-looking statements. Words and phrases such as: “will,” “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “would,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions, either nationally or regionally; fiscal or monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a continuation of the deterioration in credit quality and/or a reduced demand for credit, including the resultant effect on our allowance for loan losses; reduced deposit flows and loan demand; real estate values; competition from other financial service companies in our markets; potential or actual litigation; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional company debt or equity; the concentration of operations in Florida, if Florida business or economic conditions continue to decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of the company’s common stock; the company’s inability to raise capital due to challenging market conditions; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, price, products and delivery of services. Please refer to the documents that we file periodically with the SEC, such as our Annual Report on the Form 10-K for the 2007 fiscal year, Quarterly Reports on Form 10-Q for the December 31, 2007 and March 31, 2008 periods, and our Current Reports on Form 8-K, which contain additional important factors that could cause actual results to differ from the Company’s current expectations and from the forward-looking statements contained in this prospectus supplement.

Information in this prospectus supplement, the accompanying prospectus and the documents incorporated herein are current only as of its respective date. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in the prospectus supplement and the accompanying prospectus or incorporated by reference into the accompanying prospectus might not occur.

Prospectus supplement summary

This prospectus supplement summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding whether or not you should purchase shares of our Class A common stock. To understand this offering fully, you should carefully read this prospectus supplement, including the “Risk Factors” section, the accompanying prospectus and the information incorporated by reference in these documents, including our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007 and March 31, 2008.

Our Company

We are the holding company for BankUnited, FSB (the “Bank”), the largest banking institution headquartered in Florida as measured by assets and deposits. Our primary business consists of the Bank’s operations. We offer a full spectrum of consumer and commercial banking products and services to consumers and businesses located primarily in Florida. We operate a community banking platform complemented by a mortgage origination business anchored in Florida.

We target retail and business customers in our Florida market that seek a banking institution with local market expertise, a broad product set and people empowered to act quickly and decisively. We offer a banking alternative to local residents and businesses that we believe are not being adequately serviced by the large super-regional banks. Through a micro-market strategy, we are focused on providing superior service to our Florida customers by delivering products and services matched directly to their needs.

Our revenues consist mainly of interest earned on loans and investments and fees received for our financial services and products. Our expenses consist primarily of interest paid on deposits and borrowings and expenses incurred in providing services and products. At March 31, 2008, BankUnited had assets of $14.3 billion, a net loan portfolio of $12.5 billion, liabilities of $13.6 billion, including deposits of $6.9 billion, and shareholders’ equity of $708.7 million.

As of May 30, 2008, the Bank’s distribution system included 86 full service branches in Florida in 13 coastal counties, two loan production offices in Florida and three outside Florida, a wholesale network for originating loans through mortgage broker relationships, and channels for conducting business through automated teller machines, telebanking and the Internet.

Corporate Information

Our executive office is located at 255 Alhambra Circle, Coral Gables, Florida 33134, our telephone number is (305) 569-2000 and our website is www.bankunited.com. Information on our website is not a part of this prospectus supplement and is not incorporated herein by reference (other than to the extent otherwise specified herein).

Recent developments

Recent Financial Data

The ratio of non-performing assets as a percentage of total assets increased to 6.35% at May 31, 2008, from 4.75% at March 31, 2008. As of May 31, 2008, non-performing assets were $908.8 million.

The ratio of non-performing loans as a percentage of total loans increased to 6.52% at May 31, 2008, from 4.86% at March 31, 2008. As of May 31, 2008, the total of non-performing loans was $806.2 million.

Net charge-offs for the two months ended May 31, 2008 were $13.4 million. Net charge-offs for the quarter ended March 31, 2008 were $13.3 million, or an annualized rate of 0.42% of average total loans. This compares to $6.0 million, or an annualized rate of 0.19% of average total loans for the quarter ended December 31, 2007, and $1.4 million, or an annualized rate of 0.04% of average total loans, for the quarter ended March 31, 2007.

Residential and consumer residential net charge-offs for the two months ended May 31, 2008 were $13.3 million. Residential and consumer residential net charge-offs for the quarter ended March 31, 2008 were $13.1 million, net of $6.0 million in estimated recoveries from mortgage insurance. For the quarter ended March 31, 2008, net charge-offs on the consumer portfolio were $128,000, and commercial and commercial real estate net charge-offs were $154,000.

As of May 31, 2008, we held 366 units of residential properties in real estate owned with a book value of $102.7 million.

Shareholders’ Agreement

On June 18, 2008, we entered into a shareholders’ agreement (the “Shareholders’ Agreement”) with certain holders of our Noncumulative Convertible Preferred Stock, Series B (the “Series B preferred stock”) and our Class B common stock (the “Class B common stock”). These holders include Alfred R. Camner, our Chairman of the board of directors and Chief Executive Officer, Lawrence H. Blum, Vice Chairman of the board and Corporate Secretary, Allen M. Bernkrant, Director, Marc D. Jacobson, Director and Lauren Camner, Director. Together these directors owned approximately 97.4% of all shares of Series B preferred stock and 97.6% of the Class B common stock outstanding as of June 17, 2008. In addition, Mr. Camner held 100% of the outstanding options for Series B preferred stock as of May 31, 2008. Based on the number of shares of Class A common stock outstanding as of May 31, 2008, and assuming the exchange as of that date of outstanding shares of Series B Preferred Stock and Class B common stock subject to the Shareholders’ Agreement, our directors and executive officers as a group would have held approximately 8.7% of our total voting power as of that date, and approximately 13.9% if they exercised all options exercisable within 60 days of May 30, 2008 to purchase shares of Series 2008 preferred stock and Class A common stock, as applicable, a decline from approximately 51.8% and 61.4%, respectively, as of that date assuming the exchange did not take place.

The Shareholders’ Agreement was approved by an independent committee of our board of directors comprised of independent members who do not hold any shares of Series B preferred stock or Class B common stock, and its implementation is contingent upon the successful sale of our Class A common stock resulting in gross proceeds to us of at least $400 million. Pursuant to the Shareholders’ Agreement immediately prior to and contingent upon such sale of Class A common stock, we have agreed to exchange, and the holders of Series B preferred and Class B common stock listed above have agreed to surrender to us, the shares of Series B preferred stock and Class B common stock they currently hold for shares of Noncumulative Convertible Preferred Stock Series 2008 (the “2008 preferred stock”), warrants and cash. The Series 2008 preferred stock will have a one-tenth of a vote per share, which is the same vote per share as the Class A common stock, instead of the two and one-half votes per share of the Series B Preferred stock or the one vote per share of the Class B common stock. Series 2008 preferred stock will have an annual dividend rate of $0.37 per share, will have a liquidation preference of $4.93 per share, will be redeemable by us at a price of $4.93 per share after the tenth anniversary of the issuance of the shares of Series 2008 preferred stock and will be convertible into shares of Class A common stock on a one for one basis, subject to standard anti-dilution adjustments.

The Shareholders’ Agreement also provides that all stock options to purchase shares of Series B preferred stock outstanding as of June 17, 2008 will be settled in shares of Series 2008 preferred stock, and all stock options to purchase shares of Class B common stock outstanding as of June 17, 2008 will be settled in shares of Class A common stock. We have no intention to issue super-voting securities in the foreseeable future. We have agreed in the Shareholders’ Agreement not to issue any shares, or securities to purchase shares, of Series B preferred stock or Class B common stock. In connection with this exchange, Series B preferred stock holders and Class B common stock holders will receive a total of $1,000,000 in cash and 24,750 warrants for the purchase of 2,475,000 shares of Class A common stock. One-third of the warrants will have a per share exercise price that is 15% higher than the public offering price for shares sold in this offering, one-third will have a per share exercise price that is 30% higher than the offering price for shares sold in this offering, and the final third will have a per share exercise price that is 45% higher than the offering price for shares sold in this offering. All of these warrants will have a term of five years. In the event that the sale of our Class A common stock does not result in gross proceeds of at least $400 million through this offering, the Shareholders’ Agreement will be terminated and will not be implemented as described herein.

Capital Structure after the Implementation of the Shareholders’ Agreement

As discussed above, if at least $400 million in gross proceeds is raised through the sale of our Class A common stock, then at or prior to the completion of this offering, approximately 1,232,588 shares of Series B preferred stock and 633,854 shares of Class B common stock then outstanding will be exchanged for 2,471,681 shares of Series 2008 preferred stock, and 32,265 shares of Series B preferred stock and 15,484 shares of Class B common stock will remain outstanding, representing less than 2.6% and 2.4%, respectively, of the shares of Series B preferred stock and Class B common stock currently outstanding. No shares of Series B preferred stock or Class B common stock will be reserved for issuance under our stock option and stock bonus plans.

In addition, in connection with the exchange, our board will amend our Amended Articles of Incorporation to allocate 6,000,000 million authorized shares of preferred stock to the Series 2008 preferred stock, and 2,477,681 shares of Series 2008 preferred stock will be outstanding. The Series 2008 preferred stock will have the terms and preferences described below.

Dividends.    Non-cumulative cash dividends on the Series 2008 preferred stock will be paid, when, as, and if declared by the board of directors, quarterly in arrears, at the rate of $0.37 per share (equivalent to 7.5% per share per year based on the liquidation preference of $4.930 per share).

Voting Rights.    Each share of Series 2008 preferred stock will be entitled to one-tenth of a vote per share on all matters submitted to the vote of stockholders, voting together with our common stock. The Series 2008 preferred stock will not have cumulative voting rights in the election of directors.

Conversion Rights.    Each share of Series 2008 preferred stock will be convertible into one share of Class A common stock, subject to standard anti-dilution adjustments.

Liquidation.    In the event of any liquidation, dissolution or winding up, the holders of the Series 2008 preferred stock will be entitled to a preference on liquidation of $4.93 per share, if the liquidation is involuntary, prior to any distribution of any assets to the holders of common stock. The holders of the Series 2008 preferred stock will be entitled to receive the redemption price per share applicable to such stock at the time of liquidation if the liquidation is voluntary, out of assets legally available prior to any distributions of assets to holders of common stock.

Redemption.    The Series 2008 preferred stock is perpetual and has no maturity date. The Series 2008 preferred stock will be redeemable by us after the tenth anniversary of the issuance of the shares of Series 2008 preferred stock at a redemption price of $4.93 per share.

Rank.    The Series 2008 preferred stock will rank senior to the Class A common stock and on a par with any remaining outstanding Series B preferred stock as to payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

No Preemptive Rights.    Holders of the Series 2008 preferred stock will not be entitled to preemptive rights with respect to any securities subsequently issued by us.

Special Meetings of Shareholders

On May 27, 2008, we held a special meeting of shareholders (the “Special Meeting”) to consider and vote upon an amendment to Article VI of our Amended Articles of Incorporation to increase the number of shares of Class A common stock we are authorized to issue from 100,000,000 shares to 200,000,000 shares. We sought approval for that amendment because our board of directors determined that an increase in the number of authorized shares of Class A common stock would be advisable in order for us to, among other things, have added flexibility to engage in capital raising opportunities. The shareholders approved the amendment at the Special Meeting. On May 28, 2008, we filed with the Secretary of State of Florida our Amended Articles of Incorporation to reflect the increase in the number of authorized shares of Class A common stock.

On June 27, 2008, we intend to hold a special meeting of stockholders (the “Second Special Meeting”) to consider and vote upon an amendment to Article VI of our Amended Articles of Incorporation to increase the number of shares of Class A common stock we are authorized to issue from 200,000,000 shares to 500,000,000 shares. We are taking this action at this time because our board of directors now believes that, in light of the continued deterioration of the real estate and credit markets, a further increase is necessary to provide us with sufficient flexibility for this offering and for other corporate purposes.

Management Incentives

In connection with the successful completion of this offering, it is expected that the Compensation Committee of our board of directors will undertake a review of our management incentive compensation structure. The board of directors believes that the services of talented and experienced management will be particularly critical to the company as we work our way through this difficult economic cycle, and this review is intended to secure the stability of our management team. We anticipate that, as a part of this review, we may revise existing agreements and awards and grant new awards of stock options and/or restricted stock.

The offering

Class A common stock offered	shares

Class A common stock outstanding after this offering	shares

Underwriters’ option to purchase additional shares	shares

Use of Proceeds	We intend to use the net proceeds of the offering for general corporate purposes, including contributing capital to the Bank.

Voting Rights	Each share of Class A common stock entitles the holder to one-tenth of a vote.

Dividends	The holders of the Class A common stock are entitled to dividends when and if declared by our board of directors out of funds legally available for such dividend payouts. Payment of future dividends is subject to the determination of the board of directors in its sole discretion.

Risk Factors	Investing in our Class A common stock involves a high degree of risk. Before investing, you should carefully consider all of the information in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference in the accompanying prospectus. In particular, you should read the “Risk Factors” beginning on page S-10 of this prospectus supplement.

NASDAQ Global Select Market Symbol	“BKUNA”

The number of shares of our Class A common stock to be outstanding after this offering shown above is based on the number of shares of Class A common stock outstanding as of March 31, 2008, as adjusted for the shares offered by this prospectus supplement. The number of shares outstanding includes shares of restricted stock granted as compensation to our employees, which may be forfeited and cancelled in the future if the restrictions are not satisfied. The number of shares shown above excludes the amounts discussed below, which assume that options for Series B preferred stock are settled upon exercise as described above under “Recent Developments—Shareholders’ Agreement”:

➢

up to 2,331,857 shares of Class A common stock issuable by us if 2,331,857 shares of Series 2008 preferred stock that may be issued pursuant to the Shareholders’ Agreement (including shares of restricted stock that may be forfeited and cancelled in the future if restrictions are not satisfied) were converted into Class A common stock. Each share of Series 2008 preferred stock, if issued, will be convertible into one share of Class A common stock, subject in each case to standard anti-dilution adjustments;

➢

7,005,501 shares of Class A common stock issuable upon the exercise of options having a weighted average exercise price of 17.46 per share, including conversion of shares of Series 2008 preferred to be issued upon shares received upon the exercise of options for Series B having a weighted average exercise price of $18.07 per share, and the conversion of 15,819 Common A restricted stock units;

➢

2,382,819 shares of Class A common stock held in treasury, including shares of Class A common stock underlying 221,709 shares of Class A common stock, held in rabbi trusts or relating to 5,862 Common A restricted stock units, and 209,574 shares of Series 2008 preferred stock held in rabbi trusts;

➢

a number of shares of Class A common stock, if any, which may be issued upon conversion of our 3.125% Convertible Senior Notes. In 2004, we issued $120 million of Convertible Senior Notes that mature in March 2034 and bear interest at an annual rate of 3.125%, payable semiannually. Upon any conversion of the 3.125% Convertible Senior Notes, we will deliver cash for 100% of the principal amount of the notes and may, at our discretion, in lieu of delivering shares of Class A common stock, deliver cash or a combination of cash and shares of Class A common stock for the amount in excess of any principal amounts; and

➢

a number of shares of Class A common stock, if any, which may be issued upon conversion of our HiMEDS equity units. In 2007, we issued $184 million of HiMEDS equity units. Each unit has a stated amount of $50 and is comprised of (i) a 3-year purchase contract, which will obligate the holder to purchase from us on May 17, 2010 a certain number of shares of our Class A common stock, and (ii) a 1/20 undivided beneficial interest in $1,000 principal amount of our 6.37% Senior Notes due May 17, 2012. Holders of the HiMEDS are entitled to receive quarterly contract adjustment payments at a rate of 0.38% per year of the stated amount of $50 per unit. The interest payment on the 6.37% Senior Notes combined with the contract adjustment payments result in a total annual distribution rate of 6.75%. Based on the current price of our Class A common stock, each $50 HiMEDS unit will convert into 2.1368 shares of our Class A common stock, subject to adjustment for certain anti-dilution events.

Risk factors

Investing in our Class A common stock involves a high degree of risk. In addition, our business, operations and financial condition are subject to various risks. You should carefully consider the risks described below with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision. If any of the adverse events described below were to actually occur, our business, results of operations, or financial condition would likely suffer. In such an event, the price of our Class A common stock could decline and you could lose all or part of your investment. This section does not attempt to describe all risks applicable to our industry, our business or an investment in our Class A common stock. Risks not presently known to us or that we currently deem immaterial may also impair our business operations. The following risk factors represent changes and additions to, and should be read in conjunction with, “Item 1A. Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2007, and our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2008.

RISKS RELATED TO OUR BUSINESS

The continuation of current economic conditions could adversely impact our business.

In fiscal 2007 and continuing in fiscal 2008, declining real estate prices and economic conditions throughout the United States, particularly in certain regions, contributed to an industry-wide increase in borrowers unable to make their mortgage payments and increased foreclosure rates. A significant number of mortgage lenders have been forced to recognize substantial losses, file for bankruptcy and/or close or limit their operations. In response, financial institutions have tightened their underwriting standards and limited available sources of credit and liquidity. These conditions have already significantly increased our credit losses, eliminated the demand for our non-agency eligible mortgage loan products in the secondary markets and reduced the profitability of our mortgage lending operations. If these negative economic conditions continue or become more widespread, our financial condition could continue to be adversely affected. In addition, while we have implemented strategies to address these weakened economic conditions, including, among other things, significantly altering our residential loan production mix to include more agency eligible loans saleable to government sponsored entities, or GSEs, and significantly reducing our wholesale residential mortgage business, there is no guarantee that these strategies will be, or as to the extent to which they could be, effective in the future, and our business may continue to be adversely affected by economic conditions for an extended period of time.

Current and further deterioration in the housing market could cause further increases in delinquencies and non-performing assets, including loan charge-offs, and depress our income and growth.

As of March 31, 2008, loans secured by real estate comprised 96% of our loan portfolio. The volume and value of such loans may decrease during economic downturns as a result of, among other things, a decrease in real estate values, an increase in unemployment, a slowdown in housing price appreciation and/or increases in interest rates. These factors could depress our earnings and consequently our financial condition because:

➢	the borrowers may not be able to repay their loans;

➢	the value of the collateral securing our loans to borrowers may decline further;

Risk factors

➢	the quality of our loan portfolio may decline further; and

➢	customers may not want or need our products and services.

Any of these factors could cause an increase in delinquencies and non-performing assets, require us to charge-off a higher percentage of our loans and/or increase substantially our provision for loan losses, any of which would negatively impact our earnings.

Increased denials of mortgage insurance claims could increase our credit losses.

In order to limit our credit risk, certain of our loans have required borrowers to purchase private mortgage insurance. As of March 31, 2008, 19% of the loans in our residential loan portfolio with an aggregate balance of $1.9 billion, were subject to private mortgage insurance. Fraud or misrepresentation by the borrower could result in the denial of a mortgage insurance claim, which could increase our potential loss on a property. From May 1, 2007 to March 31, 2008, approximately 180 claims were filed with mortgage insurance carriers, of which 71 were accepted and paid, 7 were declined due to misrepresentation of income, 2 were declined due to misrepresentation of undisclosed mortgages and 100 were pending determination. Repeated denials of claims or the financial failure of one of our mortgage insurance providers could have a negative effect on our earnings. As of March 31, 2008, three insurance companies covered 81% of the total amount insured. The largest single concentration, which constituted 47% of the insurance amount, was in an insurance company rated AA+ by Standard and Poor’s (“S&P”); the second largest concentration was 20% with an insurance company rated AA; and the third largest concentration was 14% in an insurance company rated AA. The remaining 19% of the amount insured was placed with four other insurance companies with S & P ratings from AA- to BBB. We cannot assure you that market conditions will not result in increased denials of mortgage insurance claims or in the insolvency of one or more of these insurance companies that will diminish their ability to pay our claims.

Our exposure to credit risk is increased by our commercial real estate, commercial business and construction lending.

Commercial real estate, commercial business and construction lending generally involve higher credit risk than single-family residential lending. Such loans involve larger loan balances to a single borrower or related borrowers. At March 31, 2008, we had a balance of $638 million in commercial real estate loans (including multi-family residential loans), $169 million in construction loans, $289 million in land and development loans, and $201 million in commercial business loans.

At March 31, 2008, nonperforming commercial real estate loans, commercial loans and construction loans totaled $27.9 million and represented 0.2% of total loans compared to a balance of $5.8 million at September 30, 2007, which represented 0.05% of total loans. This increase was due to the failure of one large loan to be paid pursuant to its terms. Commercial real estate loans can be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, as well as the factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on the borrower’s ability to either refinance the loan or timely sell the underlying property.

Risk of loss on a construction loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest) and the availability of permanent take-out financing. During the construction phase, a number of factors can result in delays and cost overruns. If our estimate of value is inaccurate or if actual

Risk factors

construction costs exceed estimates, the value of the property securing our loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Commercial business loans are typically based on the borrowers’ ability to repay the loans from the cash flows of their businesses. Such loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise and liquidate, or fluctuate in value based on the success of the business.

Because commercial real estate, commercial business and construction loans are more susceptible to a risk of loss during a downturn in the business cycle, we cannot assure you that more of these loans will not become nonperforming. The underwriting, review and monitoring performed by our officers and directors cannot eliminate all of the risks related to these loans.

An inadequate allowance for loan losses would reduce our earnings.

We are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may be insufficient to assure full repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results and our ability to meet our obligations. Volatility and deterioration in domestic and foreign economies may also increase our risk for credit losses. The determination of an appropriate level of allowance for loan losses is an inherently uncertain process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and charge-offs may exceed current estimates. We evaluate the collectibility of our loan portfolio and provide an allowance for loan losses that we believe is adequate based upon factors, including, but not limited to:

➢	the risk characteristics of various classifications of loans;

➢	previous loan loss experience;

➢	specific loans that have loss potential;

➢	delinquency trends;

➢	the estimated fair market value of the collateral;

➢	current economic conditions;

➢	the views of our regulators; and

➢	geographic and industry loan concentrations.

If any of our evaluations are incorrect and borrower defaults result in losses exceeding our allowance for loan losses, our earnings could be significantly and adversely affected. We cannot assure you that our allowance will be adequate to cover loan losses inherent in our portfolio.

We have experienced elevated levels of non-performing assets due to deteriorating economic conditions over the last four quarters and, correspondingly, recorded larger quarterly increases to the allowance. If real estate values continue to decrease, we are likely to face increasing costs relating to our ownership of real-estate owned properties (“REOs”) and exacerbate losses on property dispositions. If non-performing assets were to remain elevated or increase, we would need to record a higher allowance, which would reduce our earnings.

Risk factors

The continuation of adverse market conditions in the U.S. economy and the markets in which we operate could adversely impact us.

The majority of the loans in our portfolio are secured by residential and commercial properties in Florida. A continued deterioration of overall market conditions, a continued economic downturn or prolonged economic stagnation in Florida or adverse changes in laws and regulations that impact the banking industry may have a negative impact on our business. If the strength of the U.S. economy in general and the strength of the economy in areas where we lend (or previously provided real estate financing) continues to decline, this could result in, among other things, a further deterioration in credit quality or a continued reduced demand for credit, including a resultant adverse effect on our loan portfolio and allowance for loan losses. Florida has been experiencing significant declines in real estate values, home sale volumes, and new home building. These factors, along with similar deterioration in California and Arizona, contributed to increases in our provisions for loan losses in the quarters ended September 30, 2007, December 31, 2007 and March 31, 2008 by 315%, 1,525% and 2,350% above that which was recorded in the comparable prior year quarters. Negative conditions in the real estate markets where we are active could adversely affect our borrowers’ ability to repay their loans and the value of the underlying collateral. Real estate values are affected by various factors, including general economic conditions, governmental rules or policies and natural disasters, such as hurricanes. Additionally, our borrowers may be confronted with increased insurance costs as a result of natural disasters. These factors may adversely impact our borrowers’ ability to make required payments, which in turn, may negatively impact our results.

We may need additional capital resources in the future and these capital resources may not be available when needed or at all.

We are currently exploring capital raising alternatives including the equity offering described in this prospectus supplement. Following this offering, we may need to incur additional debt and/or issue additional equity for operations, to maintain our capital position or for growth, investment or strategic acquisitions. We cannot assure you that any such financing will be available to us on favorable terms or at all or the timing of any additional capital raising. If we are unable to obtain additional financing, we may not be able to maintain our capital condition, grow or make strategic acquisitions or investments.

Our liquidity may be adversely affected by additional changes in the economy and regulatory actions.

Our liquidity may be adversely affected by an inability to access the capital markets or by unforeseen demands on cash. Our objective is to maintain sufficient resources of available liquid assets to address our funding needs. Over approximately the past 12 months, sources of credit in the capital markets have tightened as mortgage loan delinquencies increased, demand for mortgage loans in the secondary market decreased, securities and debt ratings were downgraded and a number of institutions defaulted on their debt. The market disruptions that started in 2007 and continued in 2008 have made it more difficult for financial institutions to obtain capital or funds by selling loans in the secondary market or through borrowings. In addition, on April 2, 2008, the Federal Home Loan Bank of Atlanta (“FHLB Atlanta”) notified all of its customers, including BankUnited, that it will increase the discount it applies to residential first mortgage collateral, thereby decreasing the total amount that we and others may borrow from FHLB Atlanta effective May 1, 2008. Simultaneously, we were notified that FHLB Atlanta’s internal “matrix category” had been re-evaluated. As a result, our collateral requirement has increased by 20%, effectively reducing availability under our line of credit with FHLB Atlanta. In response to the notification of the new requirement, we provided additional collateral against which we could borrow. On May 2, 2008, we had pledged approximately $9.2 billion of mortgage loans and securities for advances from FHLB Atlanta. We cannot predict with any degree of certainty how long these market

Risk factors

conditions may continue, nor can we anticipate the degree of impact such market conditions will have on loan origination volumes and losses or gain on sale results. Deterioration in the performance of other financial institutions, including write-downs of securities, debt-rating downgrades and defaults have resulted in industry-wide reductions in liquidity. We cannot assure you that further deterioration in the financial markets will not result in additional market-wide liquidity problems, and will not adversely affect our liquidity position.

The need to account for assets at market prices may adversely affect our earnings.

We report certain assets, including investments and mortgage-backed securities, at fair value. Generally, for assets that are reported at fair value we use quoted market prices or valuation models that utilize market data inputs to estimate fair value. Because we carry these assets on our books at their fair value, we may incur losses even if the asset in question presents minimal credit risk. Beginning in August 2007, the markets for these assets experienced significant deterioration and dislocation, resulting in valuation losses for these assets. At September 30, 2007, the Bank recognized other than temporary impairments of $2.3 million and $1.4 million on two mortgage-backed securities mutual funds, and $1.3 million of impairment on a Federal Home Loan Mortgage Corporation (“FHLMC”) perpetual preferred stock, as well as $0.8 million of impairment on a mortgage-backed security. At March 31, 2008, the Bank recognized other than temporary impairments of $8.9 million on certain preferred stock of GSEs and $16.2 million of impairment on certain mortgage-backed securities, as well as a $350,000 impairment on mortgage-backed securities and debt securities. There can be no assurance that there will not be further deterioration in the markets for these assets that could adversely affect us.

We grant residential loans under reduced documentation programs, which could adversely affect the quality of our loan portfolio.

Customary industry guidelines for reduced documentation mortgage loan programs may not require submission or verification of information about borrowers’ income and/or assets. Residential loans under reduced documentation accounted for 39.5% of our residential loans (excluding unearned premiums, discounts and deferred loan costs) as of March 31, 2008. To the extent borrowers overstate their income and/or assets, the ability of borrowers to repay their loans may be impaired, which could adversely affect the quality of our loan portfolio. As of March 31, 2008, non-performing loans originated under reduced documentation programs represented 2.6% of our total one-to-four family residential loan portfolio. The percentage of all non-performing one-to-four family loans, inclusive of loans with all documentation types, to our total one-to-four family residential portfolio was 5.80% at March 31, 2008.

The non-cash portion of our net interest income and repayment risks may grow because of our concentration in payment option loans.

At March 31, 2008, our payment option loans made up 59% of our total loans (including unearned premiums, discounts, and deferred loan costs, and including loans held for sale). These loans provide the consumer with several payment options each month and may result in monthly payments being lower than the amount of interest due. Unpaid monthly interest due is added to the loan balance. The amount of the negative amortization is a non-cash item that is accrued and included in net interest income. This amount of net interest income will continue to increase as the negative amortization causes the balance of our payment option loans to increase.

Payment option loans provide the consumer with the ability to reduce his or her initial loan payment and limit the amount of annual increases in the required monthly payment. The amount of the loan payment is recalculated to fully amortize the loan over the remaining life at the earlier of (i) five years from inception of the loan or (ii) when a loan balance has increased to 115% of the original loan. As of March 31, 2008, 45 loans with an aggregate total loan balance of $15.3 million had reached 115% of

Risk factors

the original loan balance point. Each of the forty-five loans reached the 115% level during the six months ended March 31, 2008. As of March 31, 2008, 119 loans with total loan balances of $32.1 million reached the five-years from inception point. Thirty-three of the 119 loans reached the five-year from inception point during the six months ended March 31, 2008.

The minimum time period over which a payment option loan can reach the 115% cap can vary significantly based on customer behavior and the level of interest rates. The Company estimates that a payment option loan (i) originated in January 2006, (ii) reflecting minimum payments by the borrower each month, and (iii) carrying interest rates equal to actual historical fully-indexed rates through March 31, 2008, and projected rates based on management’s forecast of the Monthly Treasury Average (“MTA”) rates subsequent to March 31, 2008, would not reach the 115% cap prior to the end of five years from the date of inception and thus would be recast, in January 2011. Keeping all other assumptions constant, except that the interest rate is assumed to increase to the highest historical rate during the period from January 2006 to March 31, 2008 and then remain at that level, the same loan is estimated to reach the 115% cap in 33 months after inception.

We estimate that $31.0 million and $59.8 million of our loans will recast at June 30, 2008 and September 30, 2008, respectively. We also estimate that $908 million and $2.5 billion will recast in fiscal years ending 2009 and 2010, respectively. These estimates assume that borrowers’ monthly payments continue at the average payment amount over the life of the loan since inception, and that the MTA index changes based on our internal rate forecast model. As of March 31, 2008, 76% of our borrowers had elected the minimum payment option. We cannot assure you that more of our borrowers that have the ability to elect the minimum payment option will not select this option in future periods. If a loan negatively amortizes, the consumer must make up the payments in the later years of the loan. This presents a potential repayment risk if the consumer is unable to make the higher payments or to repay the loan through refinancing or sale of the underlying property. We do not obtain updated estimates of the value of the underlying real estate collateral when loans are recast. Therefore, at the time of recast, we do not evaluate whether the properties underlying the recast loans have fair market values at least equal to the amount of the recast loan. In a market with declining real estate values and increased foreclosures, we cannot assure you that our valuation allowances and collateral will be sufficient to cover the outstanding balance on our payment option loans.

Net interest income could be negatively affected by changes in interest rates and the lag in repricing of assets as compared to liabilities.

Our profitability depends to a large extent on the Bank’s net interest income, which is the difference between income on interest-earning assets such as mortgage loans and investment securities, and expenses on interest-bearing liabilities such as deposits and borrowings. We are affected by changes in general interest rate levels and by other economic factors beyond our control. Our net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining or (ii) more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising.

Changes in the difference between short and long-term interest rates may also harm our business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing our net interest income.

If market interest rates rise rapidly, interest rate adjustment caps may limit increases in the interest rates on adjustable rate mortgages (“ARMs”), thus reducing our net interest income and net interest margin because we will need to pay the higher rates on our deposits and borrowings while being limited on the

Risk factors

repricing of the ARMs due to the interest rate caps. As of March 31, 2008, ARMs made up approximately 85% of the principal balance of our residential mortgage loan portfolio (excluding unearned premiums, discounts and deferred loan cost and including loans held for sale) and represented 73% of the principal balance of our total loans (including unearned premiums, discounts, and deferred loan cost, and excluding loans held for sale). The interest rates on ARMs adjust periodically based upon a contractually agreed index or formula up to a specified cap.

In addition, certain ARMs reprice based on lagging interest rate indices. The relative sensitivity of our assets and liabilities to interest rate changes combined with this lag may negatively affect our net interest income when interest rates begin to increase. The mismatch risk results from timing differences between repricing of assets and liabilities. The effect of this timing difference would be generally favorable in a falling interest rate environment and negative during periods of rising interest rates.

Our earnings are affected by the relationship between the levels and movement of certain interest rates. Since August 2007, there has been a wider spread between MTA rates and the London Interbank Offered Rate (“LIBOR Index”) than has normally been the case. The majority of our loans are based on the MTA index, which is the average of the one year constant MTA over the last twelve months. Thus, a prolonged period with wide spreads between MTA and LIBOR rates, without a return to the traditionally narrow spread between the two indices, could reduce our net income.

An increase in loan prepayments and on prepayment of loans underlying mortgage-backed securities may adversely affect our profitability.

Prepayment rates are affected by consumer behavior, conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans. Changes in prepayment rates are therefore difficult for us to predict.

We recognize our deferred loan origination costs and premiums paid in originating these loans by adjusting our interest income over the contractual life of the individual loans. As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed increases. The effect of the increases of deferred costs and premium amortization may be mitigated by prepayment fees paid by the borrower when the loan is paid in full within a certain period of time, which varies among loans. If prepayment occurs after the period of time when the loan is subject to a prepayment fee, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated. As of March 31, 2008, we had $225 million in unearned premiums, discounts and net deferred origination costs. Of the $225 million, $215 million related to residential mortgage loans and $2.6 million related to commercial real estate loans.

We recognize premiums we pay on mortgage-backed securities as an adjustment to interest income over the life of the security based on the rate of repayment of the securities. Acceleration of prepayments on the loans underlying a mortgage-backed security shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income.

In addition, we may not be able to reinvest amounts received upon loan and security prepayments at rates comparable to the prepaid instrument, particularly in a period of declining interest rates.

Changes in interest rates could continue to have significant adverse effects on our financial condition and results of operations.

Fluctuations in interest rates could have significant adverse effects on our financial condition and results of operations by decreasing the value of our mortgage servicing rights or our derivative instruments. The

Risk factors

initial and ongoing valuation and amortization of mortgage servicing rights is significantly affected by interest rates, prepayment experience and the credit performance of the underlying loans. Mortgage servicing rights are also affected by other factors, including but not limited to, the amount of gains or losses recognized upon the securitization and sale of residential mortgage loans, the amortization of the assets and the periodic valuation of the assets. At March 31, 2008, we serviced $2.1 billion of loans for others and we had mortgage servicing rights with a carrying amount of $22.7 million.

We are unable to predict changes in market interest rates, which are affected by many factors beyond our control including inflation, recession, unemployment, money supply, domestic and international events and changes in financial markets in the United States and in other countries. Our net interest income is affected not only by the level and direction of interest rates, but also by the shape of the yield curve and relationships between interest sensitive instruments and key driver rates, such as the rate differential between the MTA and LIBOR rates, as well as balance sheet growth, client loan and deposit preferences and the timing of changes in these variables. In an environment in which interest rates are increasing, our interest costs on liabilities may increase more rapidly than our income on interest earning assets. This could result in a deterioration of our net interest margin.

Changes in interest rates could also adversely affect our financial condition by reducing the value of our derivative instruments. We use derivative instruments as part of our interest rate risk management activities to reduce risk associated with our borrowing activities. Our use of derivative instruments, however, exposes us to credit risk and market risk. Our credit risk is heightened when the fair value of a derivative contract is positive, which generally means that a counterparty owes money to us. We try to minimize credit risk in derivative instruments by entering into transactions with high-quality counterparties. While our derivatives balance as of March 31, 2008 is a net credit of $1.6 million, there can be no assurance that our financial evaluation of a counterparty will be accurate or that its financial status will not change.

Market risk is the adverse effect on the value of a financial instrument resulting from a change in interest rates or implied volatility of rates. We manage market risk by establishing and monitoring limits on the types and degree of risk undertaken. Changes in interest rates may have either a positive or negative effect on the value of a derivative instrument depending on the nature of the derivative instrument.

Additionally, a substantial and sustained increase in interest rates could harm our ability to originate loans because refinancing an existing loan or taking out a subordinate mortgage would be less attractive, and qualifying for a loan may be more difficult.

Reduced demand for our loans in the secondary market could adversely affect our financial condition and operating results.

During the quarter ended March 31, 2008, we sold 69% of the loans we originated into the secondary market to GSEs. In comparison, in the quarter ended March 31, 2007, we sold 42% of the loans we originated into the secondary market, 35% of which were sold to private label conduits. A lack of demand or secondary market illiquidity could have an adverse effect on our balance sheet, earnings and capital levels.

Adjustments for loans held for sale may adversely affect our profits.

In our financial statements we must revalue, on a quarterly basis, loans that we originate and classify as held for sale to the lower of their cost or market value. Depending on market conditions, such adjustments may adversely affect our results of operations. At March 31, 2008, loans held for sale totaled $182 million compared to a total loan portfolio size of $12.5 billion (including unearned discounts, premiums and deferred loan costs) at the same date.

Risk factors

Our earnings could be adversely affected by incidences of fraud and compliance failures that are not within our direct control.

We are subject to fraud and compliance risk in connection with the origination of mortgage loans. Fraud risk includes the intentional misstatement of information in property appraisals or other underwriting documentation provided to us by third parties. Compliance risk is the risk that loans are not originated in compliance with applicable laws and regulations and our standards. There can be no assurance that we can prevent or detect acts of fraud or violations of law or our compliance standards by the third parties that we deal with. Repeated incidences of fraud or compliance failures adversely affect the performance of our portfolio and could result in mortgage insurance disqualifications and/or require us to repurchase loans that we sell into the secondary market.

Loan sales may be difficult or less profitable to execute if our loans are defective.

In connection with the sales of our loans, we are required to make a variety of customary representations and warranties regarding our company and the loans. These representations and warranties to which we are subject for the life of the loan relate to, among other things:

➢	compliance with applicable laws;

➢	eligibility for whole-loan sale or securitization;

➢	conformance with underwriting standards;

➢	the accuracy of the information in the loan documents and loan file; and

➢	the characteristics and enforceability of the loan.

We may not be able to sell a loan that does not comply with these representations and warranties, or such sale may require greater effort or expense. If individual mortgages are found to have not complied with the representations and warranties and if such loans are sold before we detect non-compliance, we may be obligated to repurchase the loan and bear any associated loss directly, or we may be obligated to indemnify the purchaser against any such losses. These circumstances could adversely impact the profitability of loan sales and our financial results.

Failure to pay interest on our debt may adversely affect us.

Deferral or default in making interest payments on our debt could affect our ability to fund our operations and pay dividends on our common stock. As of March 31, 2008, we had approximately $237 million of trust preferred securities and subordinated debentures outstanding related to 10 trust subsidiaries owned by us as well as adjustable rate notes. Interest payments, including those on adjustable rate notes, must be paid before we pay dividends on our capital stock, including our Class A common stock. We have the right to defer interest payments on the notes for up to 20 consecutive quarters. However, if we elect to defer interest payments, all deferred interest must be paid before we may pay dividends on our capital stock. Deferral of interest payments could also cause a decline in the market price of our Class A common stock.

As of March 31, 2008, we also had credit lines of $7.2 billion under our FHLB Atlanta credit line of which $6.0 billion (including $155 million in letters of credit) was outstanding. Such borrowings from FHLB Atlanta were secured by a pledge of approximately $8.8 billion of our residential first mortgage loans and other eligible collateral. Our total credit line with FHLB Atlanta is approximately 50% of the Bank’s assets at each prior quarter’s end. FHLB Atlanta has the right to re-evaluate our credit line and has the ability to adjust our borrowing capacity. As of June 1, 2008, we had pledged approximately $9.0

Risk factors

billion of mortgage loans and securities for advances from FHLB Atlanta. Failure to pay interest or principal on these advances could adversely affect our business by causing us to lose our collateral and FHLB Atlanta as a funding source. In addition to our FHLB Atlanta borrowings, we had $123 million in repurchase agreements outstanding as of March 31, 2008, all of which are secured by mortgage-backed securities or other investment securities.

As of March 31, 2008, we had outstanding $120 million of Convertible Senior Notes that mature in March 2034 and bear interest at an annual rate of 3.125% payable semiannually. Upon conversion of the Convertible Senior Notes, we will deliver cash for 100% of the principal amount of the notes and may, at our discretion, in lieu of delivering shares of Class A common stock, deliver cash or a combination of cash and shares of Class A common stock for any and all conversion obligations in excess of the principal amount. We may redeem for cash some or all of the Convertible Senior Notes at any time on or after March 1, 2011 at 100% of the principal amount of the Convertible Senior Notes plus any accrued and unpaid interest, contingent interest and additional amounts, if any. Holders may require us to purchase all or part of the Convertible Senior Notes for cash at a purchase price of 100% of the principal amount of the Convertible Senior Notes plus accrued and unpaid interest including contingent interest and additional amounts, if any, on March 1, 2011, March 1, 2014, March 1, 2019, March 1, 2024 and March 1, 2029, or upon the occurrence of a fundamental change. The Convertible Senior Notes are unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness. The Convertible Senior Notes are effectively subordinated to our entire senior secured indebtedness and all indebtedness and liabilities of our subsidiaries.

As of March 31, 2008, we had outstanding $184 million of HiMEDS equity units. Each unit has a stated amount of $50 and is comprised of (i) a 3-year purchase contract which will obligate the holder to purchase from BankUnited on May 17, 2010 a certain number of shares of our Class A common stock and (ii) a 1/20 undivided beneficial interest in $1,000 principal amount of our 6.37% Senior Notes due May 17, 2012. Holders of the HiMEDS are entitled to receive quarterly contract adjustment payments at a rate of 0.38% per year of the stated amount of $50 per unit. The interest payment on the 6.37% Senior Notes combined with the contract adjustment payments result in a total annual distribution rate of 6.75%. Based on the current price of our Class A common stock, each $50 HiMEDS unit will convert into 2.1368 shares of our Class A common stock, subject to adjustment for certain anti-dilution events.

As of March 31, 2008, we had outstanding $12.5 million of junior subordinated debentures due on December 15, 2017. The debentures bear an annual floating rate equal to 3-month LIBOR plus 3%.

Competition with other financial institutions could adversely affect our profitability.

The banking and financial services industry is very competitive. Legal and regulatory developments have made it easier for new and sometimes unregulated competitors to compete with us. Consolidation among financial services providers has resulted in fewer very large national and regional banking and financial institutions holding a large accumulation of assets. These institutions generally have significantly greater resources, a wider geographic presence or greater accessibility to capital as compared to us. Our competitors sometimes are also able to offer more services, more favorable pricing or greater customer convenience than we do. In addition, competition has grown from new banks and other financial services providers that target our existing or potential customers. As consolidation continues among large banks, we expect additional smaller institutions to try to exploit our market.

We face substantial competition for both deposits and loans. We compete for deposits with banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds and mutual funds. These competitors may offer higher interest rates than

Risk factors

we do, which could decrease the deposits that we attract or require us to increase our rates to attract new deposits. Increased competition for deposits could increase our cost of funds and adversely affect our ability to generate the funds necessary for our lending operations.

Competition for loans comes principally from other banks, savings institutions, mortgage banking companies and other lenders. In originating mortgage loans, we compete with real estate investment trusts, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, the Federal National Mortgage Association (“FNMA”), FHLMC, the Government National Mortgage Association (“GNMA”) and other entities purchasing mortgage loans. This competition could decrease the number and size of loans that we make and the interest rates and fees that we receive on these loans.

We are also experiencing increased competition for capital. As a result of the decline in asset values experienced by financial institutions, numerous financial institutions have raised and are continuing to raise capital. This could result in an increase in the cost of available capital as investors demand greater returns. In addition, our inability to raise capital while other financial institutions successfully do so could decrease the willingness of depositors to maintain existing deposits or provide us with new deposits and adversely affect the price of our Class A common stock.

Technological developments have allowed competitors, including some non-depository institutions, to compete more effectively in local markets, and have expanded the range of financial products, services and capital available to our target customers. If we are unable to implement, maintain and use such technologies effectively, we may not be able to offer products or achieve cost-efficiencies necessary to compete in our industry. In addition, some of these competitors have fewer regulatory constraints and lower cost structures than we do.

We are dependent upon the services of our management team and qualified personnel.

We are dependent upon the ability and experience of a number of our key management personnel who have substantial experience with our operations, the financial services industry and the markets in which we offer our services. It is possible that the loss of the services of one or more of our senior executives or key managers would have an adverse effect on our operations.

We depend on our account executives and loan officers to attract borrowers and to, among other things, develop relationships with commercial and consumer clients, mortgage companies, real estate agents, brokers and others. We believe that these relationships lead to repeat and referral business. If a manager were to leave our company, other members of the manager’s team could follow. Competition for qualified personnel may lead to increased hiring and retention costs. We cannot assure that we will continue to attract and/or retain qualified personnel.

We rely heavily on the proper functioning of our technology.

We are dependent on the use of various types of technology throughout our business. We rely on our computer systems and outside servicers that provide technology for much of our business, including recording our assets and liabilities. If our computer systems or outside technology sources fail, are not reliable, or suffer a breach of security, our ability to maintain accurate financial records may be impaired, which could materially and adversely affect our operations and financial condition. There is no guarantee that we will be successful at anticipating and taking advantage of technological advances in the future.

Risk factors

Terrorist events could cause reductions in investor confidence and substantial volatility in real estate and securities markets.

It is impossible to predict the extent to which terrorist events may occur in the United States or other regions. It is also uncertain what effects any past or future terrorist events and/or any consequent actions on the part of the United States government and others will have on the financial markets, here and abroad, local, regional and national economies, and real estate markets across the United States. Among other things, reduced investor confidence could result in substantial volatility in securities markets, a decline in general economic conditions and real estate-related investments and an increase in loan defaults. Such unexpected losses and events could materially and adversely affect our results of operations. Tourism and the travel industry are important factors to the general economy of our primary market, Florida, which could be adversely affected by terrorism.

Negative events in certain geographic areas could adversely affect our results.

Some of our depositors and borrowers are citizens of other countries, including countries located in Europe, Central and South America and the Caribbean, who are in the process of moving to the United States or have second homes in the United States. Generally, the loans to these borrowers are secured by property located in the United States, primarily in Florida, and generally carry a lower loan to value ratio than loans to domestic residents. As of March 31, 2008, the amount of residential mortgage loans made to these borrowers was approximately $1.4 billion, or 11% of our overall portfolio. The value of the underlying property provides a source of liquidity in the United States but the borrower’s ability to make his or her monthly payments may be affected by factors such as foreign exchange rates, capital outflow limitations, and other political and economic risks associated with their country of residence. Changes in the United States laws and regulations affecting residents from those countries could also adversely affect us if they result in a significant loss of deposits, increased loan defaults or a decreased market for our products. We endeavor to limit our risk through our underwriting criteria for making these loans.

Both we and the Bank are subject to extensive regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to receive dividends from the Bank.

The Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision (OTS) as its primary federal regulator, and by the FDIC, which insures its deposits. As a member of the FHLB, the Bank must also comply with applicable regulations of the Federal Housing Finance Board and the FHLB. Regulation by these agencies is intended primarily for the protection of our depositors and the deposit insurance fund and not for the benefit of our stockholders. The Bank’s activities are also regulated under consumer protection laws applicable to our lending, deposit and other activities. A sufficient claim against us under these laws could have a material adverse effect on our results.

Among other things, the Bank’s ability to pay cash dividends to us, as its holding company, is limited by these regulations. The Bank must notify the OTS in advance of any proposed distribution, and may not pay dividends or distribute any capital assets if the distribution is disapproved by the OTS. OTS regulations also impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the Bank. Although we currently do not receive any cash dividends from the Bank, in the event we would receive such dividends, our ability to service the debt issued by us and pay dividends on our capital stock may be limited by the financial condition of the Bank.

The Bank’s ability to make capital distributions is subject to regulatory limitations. Generally, the Bank may make a capital distribution if notice of the proposed capital distribution is filed with the OTS at least 30 days before the board of directors approves the distribution, and the OTS does not disapprove

Risk factors

the notice. The OTS may disapprove the notice if it determines that the Bank would be undercapitalized after the proposed distribution, that the proposed distribution raises safety and soundness concerns or that the proposed distribution would violate a statute, regulation or agreement with the OTS or any condition imposed by the OTS. The Bank’s ability to make such a distribution by filing a notice, instead of an application for approval, depends on maintaining eligibility for “expedited status.” The Bank currently qualifies for expedited status, but there can be no assurance that it will maintain its current status. In addition, the Bank would be required to file an application for approval of the proposed distribution, instead of a notice, if the total amount of all capital distributions for the calendar year, including the proposed distribution, would exceed the Bank’s net income for that year plus retained net income for the preceding two years. FDIC regulations also require all insured depository institutions to remain in a safe and sound condition, as defined in regulations, as a condition of federal deposit insurance.

OTS regulations also restrict our ability to open new banking offices. We must publish notice of the proposed office in area newspapers and, if objections are made, the opening of any new offices may be delayed or disapproved.

The regulatory agencies have also promulgated guidelines regarding nontraditional mortgages (such as ARMs), which could result in additional scrutiny regarding the underwriting and portfolio management of ARMs, as well as establishing specific disclosure requirements for payment option and interest-only mortgages. It is possible that one or more legislative proposals may be adopted or regulatory changes may be made that would have an adverse effect on our business.

Changes in the regulation of financial services companies could adversely affect our business.

Proposals for further regulation of the financial services industry are continually being introduced in Congress. The agencies regulating the financial services industry also periodically adopt changes to their regulations. Regulatory authorities have extensive discretion in their supervisory activities that could be used to restrict our business. Changes in the laws or regulations that govern us could further restrict our operations, impose burdensome requirements and increase our expenses, which could impair our ability to meet our obligations. As a result of recent negative publicity surrounding the financial services industry, particularly companies within the industry that originate mortgage loans, politicians and regulators are likely to enact additional laws, rules and regulations which could adversely affect our operations. Several legislative proposals are under consideration in both the U.S. House of Representatives and the Senate that could adversely affect the ways in which we can make loans and proceed against delinquent borrowers.

Our operations could be harmed by a challenging legal climate.

Class action or other litigation against lenders in certain regions or related to particular products, services or practices may arise from time to time, even if the activities subject to complaint are not unlawful. Such claims may be brought, for example, under state or federal consumer protection laws. The damages and penalties claimed in these types of matters can be substantial. We may also be adversely affected by the actions of our brokers, or if another company in our industry engages in criticized practices. Negative publicity may result in more regulation and legislative scrutiny of industry practices, as well as more litigation, which may further increase our cost of doing business and adversely affect our profitability by impeding our ability to market our products, requiring us to change them or increasing the regulatory burdens under which we operate.

Risk factors

Negative public opinion could damage our reputation and adversely affect our earnings.

Reputational risk is the risk to our operations from negative public opinion. Negative public opinion can result from the actual or perceived manner in which we conduct our business activities, including our sales practices, practices used in our origination and servicing operations and retail banking operations, our management of actual or potential conflicts of interest and ethical issues, and our protection of confidential customer information. Negative public opinion can adversely affect our ability to keep and attract customers and can expose us to litigation.

Our REIT subsidiary may fail to qualify as a real estate investment trust, which would adversely affect our future after-tax earnings.

Our real estate investment trust (“REIT”) subsidiary, BU REIT, is organized and operated to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Although it is intended that our REIT subsidiary be owned and organized and operated in such a manner, its continued qualification as a real estate investment trust for federal income tax purposes is not guaranteed. No assurance can be given that new legislation, Treasury regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a real estate investment trust or the federal income tax consequences of such qualification in a way that would adversely affect our REIT subsidiary’s ability to qualify as a real estate investment trust. Any such legislation would adversely affect our future consolidated after-tax earnings.

There are several business and family relationships among our directors that could create conflicts of interest.

Several of our directors have business relationships with us and each other. During the 2007 fiscal year, we paid the law firm of Camner, Lipsitz and Poller, P.A. (“CLP”) approximately $3.4 million in fees for representing us in corporate matters, foreclosures, litigation, loan closings and other matters. For the two fiscal quarters in 2008, our legal fees to CLP amounted to approximately $ 2.8 million. Alfred R. Camner, our Chairman of the Board and Chief Executive Officer, is the Senior Managing Director and one of two of the shareholders of the law firm. One of Mr. Camner’s children is employed as the law firm’s Managing Director. In addition, directors and employees of the law firm own our stock and have received and may in the future receive options to acquire our stock. During fiscal 2007, the insurance firm of which Marc Jacobson, one of our directors, is an officer and director, received approximately $240,000 in insurance commissions on policies purchased by us. In addition, one of Mr. Camner’s children serves as an employee and director of the Company and the Bank and another of Mr. Camner’s children serves as a director of a subsidiary of the Bank. We have “opted-out” of the Florida statute, which would require the approval of either disinterested directors or a super-majority vote of disinterested shareholders in the event of certain affiliate transactions. Business and family relationships among us, our directors and officers may create conflicts of interest, which may persist even after they are reviewed and addressed by our board of directors. We cannot assure you that your interests will coincide with those of our officers and directors.

Our ability to use net operating losses, future recognized losses on the sale of our assets, or certain future tax deductions may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a loss corporation, as defined therein, that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating losses (or NOLs) to offset future taxable income. A corporation that undergoes an “ownership change” also may be subject to limitations on its ability to use losses recognized in the

Risk factors

five-year period after an ownership change on assets with built-in losses on the date of the ownership change, and may be limited in its ability to use deductions for bad debts if such deductions are attributable to the 12-month period after an ownership change.

If we are a loss corporation and we undergo an ownership change in connection with this offering, NOLs that arise in our current taxable year, any losses from our assets with built-in losses, and bad debt deductions on debt we hold could be subject to the limitations imposed by Section 382. Further changes in our stock ownership, some of which are outside our control, could result in an ownership change under Section 382 of the Code some time after this offering. If we become subject to the limitations imposed by Section  382, this could have the effect of increasing our tax liability and reducing after-tax net income and available cash reserves.

RISKS RELATED TO OUR CLASS A COMMON STOCK

The price of our Class A common stock may fluctuate significantly, and this may make it difficult for you to resell shares of Class A common stock owned by you at times or at prices you find attractive.

The price of shares of our Class A common stock on NASDAQ changes frequently. We expect that the market price of our Class A common stock will continue to fluctuate. Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, but are not limited to:

➢	variations in our operating results and the quality of our assets;

➢	operating results that vary from the expectations of management, securities analysts and investors;

➢	changes in expectations as to our future financial performance;

➢	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

➢	the operating and securities price performance of other companies that investors believe are comparable to us;

➢	future sales of our equity or equity-related securities; and

➢	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results.

Based on published reports by Bloomberg L.P., at July 15, 2006, we had a short interest in our Class A common stock of approximately 10%. Since August 2006, the short interest in our Class A common stock started to increase and has remained at higher levels. As of April 15, 2008, the short interest in our Class A common stock was approximately 50%. Short sales have had an adverse impact on the price of our Class A common stock, and there is no guarantee this will not continue to depress the price of our Class A common stock in the future.

Risk factors

General market conditions and unpredictable factors could adversely affect market prices for our Class A common stock.

There can be no assurance about the market prices for our Class A common stock. Several factors, many of which are beyond our control, may influence the market value of our Class A common stock, including, but not limited to:

➢	our past and future dividend practice;

➢	our creditworthiness;

➢	interest rates;

➢	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

➢	the market for similar securities; and

➢	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets.

Accordingly, the Class A common stock that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which it was purchased.

If we continue to have significant losses, we will need to raise additional capital, which could have a dilutive effect on existing shareholders and may affect our ability to pay dividends on our Class A common stock.

If the Bank’s level of capital were to fall below the required regulatory minimums, we or the Bank could be forced to raise additional capital. If we, or the Bank, raise additional capital, the terms and pricing of such securities could be dilutive to existing shareholders and cause the price of our outstanding securities to decline. No assurance can be given that sufficient additional capital will be available or when it will be available and if available, if it can be raised on desirable terms.

Except as described under “Underwriting”, we are not restricted from issuing additional shares of Class A common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A common stock. The market price of our Class A common stock could decline as a result of sales of shares of our Class A common stock made after this offering or the perception that such sales could occur.

You may not receive dividends on the Class A common stock.

Holders of our Class A common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our Class A common stock are subject to the prior dividend rights of any holders of our preferred stock and distributions on our HiMEDS equity units. As of March 31, 2008, 1.24 million shares of Series B preferred stock were issued and outstanding and $184 million of HiMEDS equity units were issued and outstanding. Although we have paid cash dividends on our Class A common stock since April 2005, we are not required to do so and may reduce or eliminate our common stock dividend in the future. A reduction or elimination of the Class A dividend could adversely affect the market price of our Class A common stock.

Risk factors

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a separate and distinct legal entity from our banking and non-banking subsidiaries and depend on dividends, distributions and other payments from our banking and non-banking subsidiaries to fund dividend payments on our common stock and our preferred stock and to fund all payments on our other obligations. Many of our subsidiaries are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Regulatory action of that kind could impede access to funds we need to make payments on our obligations or dividend payments. Additionally, if our subsidiaries’ earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, we may not be able to make dividend payments to our common or preferred stockholders. Furthermore, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. See “Risks Related to Our Business—We are subject to extensive regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to receive dividends from the Bank” for additional information regarding this risk.

The issuance of additional series of our preferred stock could adversely affect holders of our Class A common stock, which may negatively impact your investment.

Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Class A common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue additional preferred stock in the future that has a preference over our Class A common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Class A common stock, the rights of holders of our Class A common stock or the market price of our Class A common stock could be adversely affected.

Our insiders hold voting rights that give them significant control over matters requiring stockholder approval.

Our directors and executive officers hold substantial amounts of our Class A common stock, Class B common stock and Series B preferred stock. Each share of Class A common stock is entitled to one-tenth of a vote, each share of Class B common stock is entitled to one vote, and each share of Series B preferred stock is entitled to two and one-half votes. These classes generally vote together on matters presented to shareholders for approval. As of May 30, 2008, directors and executive officers held approximately 51.8% of our total voting power and approximately 61.4% if they exercised all options exercisable within 60 days of May 30, 2008 to purchase shares. On June 18, 2008, we entered into a Shareholders’ Agreement with certain holders of our Series B preferred stock and our Class B common stock. The Shareholders’ Agreement was approved by an independent committee of our board of directors comprised of independent members who hold no shares of Series B preferred stock or Class B common stock, and its implementation is contingent upon the successful sale of our Class A common stock resulting in gross proceeds of at least $400 million. Pursuant to the Shareholders’ Agreement, we have agreed to exchange, and the holders of Series B preferred and Class B common stock agreed to surrender to us, the shares of Series B preferred and Class B common stock they currently hold for the Series 2008 preferred stock. The Series 2008 preferred stock will be redeemable at a price of $4.93 after the tenth anniversary of the issuance of the shares of Series B preferred stock, will be entitled to an annual dividend of $0.37 per share, will have one-tenth of a vote per share on all matters submitted to

Risk factors

our stockholders, and will have a liquidation preference of $4.93 per share. Upon the execution of the Shareholders’ Agreement, our capital structure will be simplified. Based on the number of shares of Class A common stock outstanding as of May 31, 2008, and assuming the exchange as of that date of outstanding shares of Series B Preferred Stock and Class B common stock subject to the Shareholders’ Agreement, our directors and executive officers as a group would have held approximately 8.7% of our total voting power as of that date, and approximately 13.9% if they exercised all options exercisable within 60 days of May 30, 2008. The Class B common stock and the Series B preferred stock will have been exchanged for the Series 2008 preferred stock. As of the implementation of the Shareholders’ Agreement, no shares of Class B common stock would be outstanding or reserved for issuance upon the conversion of unrestricted Series B preferred stock. Also, no shares of Series B preferred would be outstanding or reserved for issuance under our stock option and stock bonus plans. If we do not raise $400 million of proceeds through the sale of Class A common stock, the Shareholders’ Agreement will not be implemented.

Provisions in our Articles of Incorporation, Bylaws and Florida law could impede efforts to remove management and frustrate takeover attempts.

Certain provisions of our Amended Articles of Incorporation and Bylaws could delay or frustrate the removal of incumbent directors and make a merger, tender offer or proxy contest more difficult, even if such events appear to benefit shareholders. Certain provisions of state and federal law may also discourage or prohibit a future takeover attempt in which our shareholders might otherwise receive a substantial premium for their shares over then-current market prices.

The voting power of the directors, executive officers and holders of 5% or more of our equity securities and certain provisions of our Amended Articles of Incorporation may discourage any proposed takeover not approved by our board of directors. We cannot assure you that your interests will coincide with those of our directors, executive officers or 5% shareholders. Under our Amended Articles of Incorporation we may issue additional shares of Class A common stock, Class B common stock and Series B preferred stock at any time, provided that our Amended Articles of Incorporation have authorized that number of shares up to the total amount of shares authorized. We do not intend to issue additional shares of our Class B common stock and Series B preferred stock.

Use of proceeds

We expect to receive net proceeds from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, of approximately $        . If the underwriters exercise their over-allotment option in full, we estimate the net proceeds to us will be approximately $         million. We intend to use the net proceeds of the offering for general corporate purposes, including contributing capital to the Bank.

Capitalization

The following table sets forth our capitalization as of March 31, 2008 on an actual and on a pro forma basis. We urge you to read this information in the following table in conjunction with our consolidated financial statements and related notes incorporated herein by reference and our “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2008. Please also see “Use of Proceeds.”

The following table sets forth our cash and cash equivalents, deposits and borrowed funds, and shareholders’ equity as of March 31, 2008 on:

➢	an actual basis; and

➢	on a pro-forma basis to give effect to the implementation of the Shareholders’ Agreement and

➢	the sale of shares of Class A common stock in this offering for an aggregate offering price of $ million.

	As of March 31, 2008
	Actual	Pro Forma
	(Dollars in thousands (unaudited), except share and per share amounts)
Cash and cash equivalents	$162,405
Deposits and borrowed funds
Deposits	6,935,322
Securities sold under agreements to repurchase	122,669
Advances from FHLB Atlanta	5,869,350
HiMEDS—6.37% Senior Notes	184,000
3.25% Convertible Senior Notes	120,000
Junior Subordinated Debt	12,500
Trust preferred securities and subordinated debentures	237,261

Total deposits and borrowed funds	13,481,102

Shareholders’ equity:
Preferred stock, Series B, $.01 par value; authorized-10,000,000 shares; issued 1,264,853 shares and 1,238,133 shares outstanding actual; 0 pro forma(2)	13
Treasury shares—26,720 Rabbi Trust Shares actual; 0 pro forma	(528)
Preferred Stock Series 2008, $.01 par value, authorized—6,000,000 shares, issued 0 shares and 0 shares outstanding; 0 pro forma(2)	0
Treasury shares—209,574 Rabbi Trust shares pro forma	0
Class A common stock, $.01 par value; authorized-200,000,000 shares; issued 37,332,129 shares and 35,164,746 shares outstanding actual; 199,582,129 shares pro forma	374
Treasury shares—6,237 Rabbi Trust shares; 2,161,146 treasury stock actual; and pro forma	(43,297)
Class B common stock, $.01 par value; authorized—3,000,000 shares; issued 719,947 shares and 479,734 shares outstanding; 0 pro forma(2)	7
Treasury shares—169,604 Rabbi Trust shares; 70,609 treasury stock actual; 0 pro forma	(2,802)
Additional paid-in capital	518,641
Retained earnings	264,255
Deferred compensation	2,048
Accumulated other comprehensive income	(30,020)

Total shareholders’ equity	708,691

Total deposit, borrowed funds and shareholders’ equity	$14,189,793

(1)	Includes cash, FHLB overnight deposits, federal funds sold and securities repurchased under agreements to resell with original maturities of three months or less.
(2)	Upon completion of the exchange of Class B common stock and Series B preferred stock, we will reflect the exchange in our financial statements at fair value. The final determination of the fair value amounts is not expected to have a significant effect on our total capitalization. Any cash paid out upon the exchange may result in a charge to earnings.

Capitalization

The table above excludes the below amounts, which assume that options for Series B preferred stock and Class B common stock are settled upon exercise as described above under “Prospectus Supplement Summary—Recent Developments—Shareholders’ Agreement”:

➢

up to 2,331,857 shares of Class A common stock issuable by us if 2,331,857 shares of Series 2008 preferred stock that may be issued pursuant to the Shareholders’ Agreement (including shares of restricted stock that may be forfeited and cancelled in the future if restrictions are not satisfied) were converted into Class A common stock. Each share of Series 2008 preferred stock, if issued will be convertible into one share of Class A common stock, subject in each case to standard anti-dilution adjustments;

➢

7,005,501 shares of Class A common stock issuable upon the exercise of options having a weighted average exercise price of 17.46 per share, including conversion of shares of Series 2008 preferred stock to be issued upon shares received upon the exercise of options for Series B preferred stock at a weighted average exercise price of $18.07 per share, and the conversion of 15,819 Common A restricted stock units, and;

➢

2,382,819 shares of Class A common stock held in treasury, including shares of Class A common stock underlying, and 221,709 shares of Class A common stock, 5,862 Common A restricted stock units, and 209,574 shares of Series 2008 preferred stock that may be held in rabbi trusts pursuant to the Shareholders’ Agreement.

➢

a number of shares of Class A common stock, if any, which may be issued upon conversion of our 3.125% Convertible Senior Notes. In 2004, we issued $120 million of Convertible Senior Notes that mature in March 2034 and bear interest at an annual rate of 3.125%, payable semiannually. Upon any conversion of the 3.125% Convertible Senior Notes, we will deliver cash for 100% of the principal amount of the notes and may, at our discretion, in lieu of delivering shares of Class A common stock, deliver cash or a combination of cash and shares of Class A common stock for the amount in excess of any principal amounts; and

➢

a number of shares of Class A common stock, if any, which may be issued upon conversion of our HiMEDS equity units. In 2007, we issued $184 million of HiMEDS equity units. Each unit has a stated amount of $50 and is comprised of (i) a 3-year purchase contract, which will obligate the holder to purchase from us on May 17, 2010 a certain number of shares of our Class A common stock, and (ii) a 1/20 undivided beneficial interest in $1,000 principal amount of our 6.37% Senior Notes due May 17, 2012. Holders of the HiMEDS are entitled to receive quarterly contract adjustment payments at a rate of 0.38% per year of the stated amount of $50 per unit. The interest payment on the 6.37% Senior Notes combined with the contract adjustment payments result in a total annual distribution rate of 6.75%. Based on the current price of our Class A common stock, each $50 HiMEDS unit will convert into 2.1368 shares of our Class A common stock, subject to adjustment for certain anti-dilution events.

Price range of our Class A common stock and dividend information

Our Class A common stock trades on NASDAQ under the ticker symbol “BKUNA.” As of June 17, 2008, there were 1169 record holders of our Class A common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On June 17, 2008, the last closing sale price reported on NASDAQ for our Class A common stock was $3.38 per share.

The following table sets forth, for the periods indicated, the high and low sales price per share of our Class A common stock as quoted on NASDAQ, and the cash dividends declared per share.

	High	Low	Cash Dividend Per Share
2008
Third Quarter (through June 17, 2008)	$5.40	$3.08	.005
Second Quarter	8.00	3.01	.005
First Quarter	16.21	6.05	.005
2007
Fourth Quarter	20.48	13.64	.005
Third Quarter	24.46	19.99	.005
Second Quarter	28.79	19.92	.005
First Quarter	28.38	24.25	.005
2006
Fourth Quarter	31.82	24.49	.005
Third Quarter	32.00	26.27	.005
Second Quarter	28.86	25.89	.005
First Quarter	27.64	20.18	.005

The amount and frequency of cash dividends, if any, will be determined by our board of directors after consideration of various factors, including our financial condition and results of operations, investment opportunities available to us, capital requirements, tax considerations, results of regulatory examinations and general economic conditions. We have paid a dividend of $.005 on our Class A common stock since April 2005. Our ability to pay dividends on our Class A common stock depends on numerous financial and economic factors. Payment of future dividends is subject to the determination of the board of directors in its sole discretion.

Underwriting

We are offering the shares of our Class A common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC and Keefe, Bruyette & Woods, Inc. are the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of Class A common stock listed next to its name in the following table:

Underwriters	Number of Shares
UBS Securities LLC
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.
Stifel, Nicolaus & Company, Incorporated

Total

The underwriting agreement provides that the underwriters must buy all of the shares of Class A common stock if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our Class A common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of our Class A common stock by the underwriters, and

➢	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-allotment option

We have granted the underwriters an option to buy up to          additional shares of our Class A common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares of Class A common stock approximately in proportion to the amounts specified in the table above.

Commissions and discounts

Shares of Class A common stock sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares of Class A common stock sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. Any of these securities dealers may resell any shares of Class A common stock purchased from the underwriters to other brokers or dealers at a discount of up to $         per share from the public offering price. If all the shares of Class A common stock are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares of Class A common stock made outside of the United States may be made by affiliates of the underwriters.

Underwriting

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional          shares of Class A common stock:

	No exercise	Full exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions but including our reimbursement of certain expenses of the underwriters, will be approximately $        .

No sales of similar securities

We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC and Keefe, Bruyette & Woods, Inc. subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our Class A common stock or securities convertible into or exercisable or exchangeable for our Class A common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC and Keefe, Bruyette & Woods, Inc. may in their sole discretion release all or some of the securities from these lock-up agreements.

Indemnification and contribution

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NASDAQ National Global Select Market quotation

Our Class A common stock is quoted on NASDAQ under the symbol “BKUNA.”

Price stabilization, short positions and passive market making

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Class A common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids;

➢	syndicate covering transactions; and

➢	passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Class A common stock while this offering is in progress. These

Underwriting

transactions may also include making short sales of our Class A common stock, which involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on NASDAQ, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our Class A common stock on NASDAQ prior to the pricing and completion of this offering. Passive market making consists of displaying bids on NASDAQ no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the Class A common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Affiliations

The underwriters and their affiliates have provided and may continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Selling restrictions

European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer to the public of our securities which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive. As used above, the expression “offered to the public” in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

United Kingdom

This prospectus supplement is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (3) high net worth companies, and other persons to who it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as “relevant persons.” The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Switzerland

Our securities may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus supplement nor any other solicitation for

Selling restrictions

investments in our securities may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Article 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the underwriters’ and agents’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our securities on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The securities have not been and will not be approved by any Swiss regulatory authority. The securities have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our securities.

Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than to persons whose ordinary business is to buy or sell shares, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such

Selling restrictions

rights and interest in that trust are acquired at a consideration of not less than U.S. $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) where the transfer is by operation of law.

Japan

Our securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

This prospectus supplement is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia) in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in section 761G of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” as defined in section 761G of the Corporations Act 2001 (Australia) and, as such, no product disclosure statement in relation to the securities has been prepared.

This prospectus supplement does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client. If any recipient is not a wholesale client, no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than a wholesale client.

United States federal income tax consequences to non-U.S. holders

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

➢	an individual citizen or resident of the United States;

➢

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

➢	an estate the income of which is subject to United States federal income taxation regardless of its source; or

➢

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. This summary also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address special tax rules applicable to particular non-U.S. holders, such as:

➢	insurance companies;

➢	real estate investment trusts, regulated investment companies or grantor trusts;

➢	tax-exempt organizations;

➢	financial institutions;

➢	brokers or dealers in securities or currencies;

➢	partnerships or other pass-through entities;

➢	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

➢	pension plans;

➢	holders that own or are deemed to own more than 5% of our stock;

➢	owners that hold our stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

➢	persons that received our stock as compensation for performance of services; and

➢	certain former citizens or residents of the United States.

United States federal income tax consequences to non-U.S. holders

We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of a non-U.S. holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

Any gain realized on the disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

➢

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

➢	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

➢	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

United States federal income tax consequences to non-U.S. holders

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Legal matters

The validity of the Class A common stock offered hereby will be passed upon for us by Camner, Lipsitz and Poller, P.A. (“CLP”) of Coral Gables, Florida. Certain other legal matters will be passed upon for us by Morgan, Lewis and Bockius LLP and for the underwriters by Sullivan & Cromwell LLP, New York, New York, who as to matters of Florida law will rely on the opinion of CLP.

During fiscal 2007, the law firm of CLP provided services to us and to the Bank as general counsel. Alfred R. Camner, our Chief Executive Officer and Chairman of the Board, is the Senior Managing Director of CLP. During fiscal 2007, we paid CLP approximately $3.4 million in legal fees allocable to corporate, securities, regulatory, litigation and real estate matters. For the two fiscal quarters in 2008, our legal fees to CLP amounted to approximately $2.8 million. Errin E. Camner, Managing Director of CLP, is the daughter of our Chairman and Chief Executive Officer, Alfred R. Camner.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended September 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered certified public accounting firm, given on the authority of said firm.

PROSPECTUS

BANKUNITED FINANCIAL CORPORATION

CLASS A COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

RIGHTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “BankUnited,” the “Company,” “we,” “our,” or “us” refer to BankUnited Financial Corporation and its subsidiaries on a consolidated basis.

We may from time to time offer and sell shares of common stock, shares of preferred stock, senior debt securities, warrants to purchase shares of our class A common stock, shares of our preferred stock, debt securities or securities of third parties or other rights, stock purchase contracts and stock purchase units. We may also sell shares of common stock or preferred stock upon the exercise of rights that we issue to our securityholders. The aggregate public offering proceeds of all securities that may be offered by this prospectus will not exceed $400,000,000. Each time we offer securities for sale, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

We may offer the securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Each share of our class A common stock has a one-tenth vote on matters on which its holder may vote. Our class A common stock is listed on the NASDAQ Global Select Market under the trading symbol “BKUNA.” Unless we state otherwise in a prospectus supplement, we will not list any other securities offered on an exchange.

Please refer to the “Risk Factors” before investing in the securities.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2008.

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration statement. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement will describe the specific amounts, prices and terms of the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the Commission website (www.sec.gov) or at the office mentioned under the heading “Where You Can Find More Information.”

i

BANKUNITED FINANCIAL CORPORATION

We are the holding company for BankUnited, FSB (the “Bank”), the largest banking institution headquartered in Florida as measured by assets and deposits. Our primary business consists of the bank’s operations. We offer a full spectrum of consumer and commercial banking products and services to consumers and businesses located primarily in Florida. We operate a community banking platform complemented by a mortgage origination business anchored in Florida.

Our community banking targets retail and business customers in our Florida market who seek a banking institution with local market expertise, a broad product set and people empowered to act quickly and decisively. We offer a banking alternative to local residents and businesses that we believe are not being adequately serviced by the large super-regional banks. Through a micro-market strategy we are focused on providing superior service to our Florida customers by delivering products and services matched directly to their needs.

Our revenues consist mainly of interest earned on loans and investments and fees received for our financial services and products. Our expenses consist primarily of interest paid on deposits and borrowings and expenses incurred in providing services and products. At December 31, 2007, BankUnited had assets of $14.4 billion, a net loan portfolio of $12.5 billion, liabilities of $13.6 billion, including deposits of $7.1 billion, and stockholders’ equity of $776 million.

As of February 1, 2008, the Bank’s distribution system included 86 full service branches in Florida, two loan production offices in Florida and three outside Florida, a wholesale network for originating loans through mortgage broker relationships, and channels for conducting business through automated teller machines, telebanking and the Internet.

Our executive office is located at 255 Alhambra Circle, Coral Gables, Florida 33134, our telephone number is (305) 569-2000 and our website is www.bankunited.com. Information on our website is not a part of this prospectus and is not incorporated herein by reference (other than to the extent otherwise specified herein).

RISK FACTORS

Please see the risk factors described in our Annual Report on Form 10-K for the year ended September 30, 2007, which we incorporate by reference into this prospectus. We may also include risk factors in our quarterly reports on Form 10-Q, which we incorporate by reference to this prospectus and in any accompanying prospectus supplement. Before making an investment decision, you should carefully read and consider these risks, as well as any other risks described in documents we incorporate by reference into this prospectus or any prospectus supplement we use in connection with offering our securities. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also affect our business operations.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file quarterly, annual, and current reports, proxy statements and other reports with the Commission. You can read and copy our public documents filed with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s Public Reference Rooms.

Our filings with the Commission are also available from its Internet website at http://www.sec.gov. Our class A common stock is listed on the NASDAQ Global Select Market.

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement as well as the documents incorporated by reference in these documents before making an investment decision.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in this prospectus, prospectus supplement or in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, any prospectus supplement or information that we later file with the Commission, modifies or replaces this information. We incorporate by reference the following previously filed documents and all future documents that we will subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other then the portions of the respective filings that were furnished, under applicable Commission rules, after the initial filing of the registration statement, whether before or after it is declared effective, until we complete our offerings of the securities:

(1) BankUnited’s Annual Report on Form 10-K for the year ended September 30, 2007 filed with the Commission on November 29, 2007;

(2) BankUnited’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2007 filed with the Commission on February 12, 2008;

(3) BankUnited’s Definitive Proxy Statement on Schedule 14A for the 2008 Annual Shareholders’ Meeting filed with the Commission on December 27, 2007;

(4) BankUnited’s Current Report on Form 8-K dated January 24, 2008 filed with the Commission on January 24, 2008 as amended by BankUnited’s Current Report on Form 8-K/A filed with the Commission on February 11, 2008;

(5) BankUnited’s Current Report on Form 8-K dated December 13, 2007 filed with the Commission on December 18, 2007;

(6) BankUnited’s Current Report on Form 8-K dated November 29, 2007 filed with the Commission on December 5, 2007; and

(7) The description of the class A common stock contained in BankUnited’s on Form 8-A dated March 5, 1993, filed with the Commission to register BankUnited’s class A common stock under Section 12(g) of the Exchange Act.

This prospectus incorporates documents by reference that are not presented or delivered with this prospectus. You may review and obtain these documents at our internet website at www.bankunited.com, provided that no other information on our website shall be deemed incorporated by reference. To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits), call or write us at the following address: BankUnited Financial Corporation, Attn: Investor Relations Officer, 255 Alhambra Circle, Coral Gables, Florida 33134, (305) 569-2000.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and documents incorporated by reference may contain or incorporate by reference certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events, and do not relate to historical or current facts. Statements such as those using the word “anticipate,” “estimate,” “should,” “may,” “can,” “plan,” “target,” “expect,” “could,” “intend,” “believe,” “seek,” “project” and similar expressions are forward-looking statements. Any forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference in these documents are subject to unknown risks and uncertainties. Actual results or performance could differ from those implied or contemplated by such statements.

Forward-looking statements may include, but are not limited to, discussions concerning:

•	Projections of revenues, expenses, income, earnings per share, margin, asset growth, loan production, deposit growth, and other performance measures;

•	Expansion of operations, including branch openings, entrance into new markets, development of products and services; and

•	Discussions on the outlook of the economy, competition, regulation, taxation, company strategies, subsidiaries, investment risk, and policies.

BankUnited wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and are not historical facts or guarantees of future performance. Forward-looking statements are subject to certain risks and uncertainties, including, among others: general business and economic conditions, either nationally or regionally; fiscal or monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; real estate values; competition from other financial service companies in our markets; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional BankUnited debt or equity; the concentration of operations in Florida, if Florida business or economic conditions continue to decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of the BankUniteds common stock; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting BankUnited’s operations, price, products and delivery of services.

Information in this prospectus or any prospectus supplement, including the information incorporated by reference, is current only as of its date. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus or any prospectus supplement might not occur.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND

PREFERRED STOCK DIVIDEND REQUIREMENTS

The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividend requirements on an historical basis for each of the five years in the period ended September 30, 2007, and for the three-month period, ended December 31, 2007 and December 31, 2006. For the purpose of calculating such ratios, “earnings” consist of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense, amortization of debt discount or premium and an estimate of interest implicit in rentals.

	Three months ended December 31,		Year Ended September 30,
	2007	2006	2007	2006	2005	2004	2003
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements	0.76:1	1.26:1	1.19:1	1.27:1	1.14:1	1.38:1	1.27:1

USE OF PROCEEDS

Unless otherwise indicated in an applicable prospectus supplement, we intend to use the net proceeds of the offering for general corporate purposes. These purposes may include funding working capital needs, possible acquisitions, and acquiring our debt and equity securities, if available on favorable terms.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus, together with any accompanying prospectus supplement, will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF COMMON STOCK

Set forth below is a summary of certain terms and provisions of BankUnited’s common stock, which is qualified in its entirety by reference to our Articles of Incorporation and to the Statements of Designation, which have been filed with the Commission and the Secretary of State of the State of Florida. These documents set forth the resolutions establishing the rights and preferences of our common stock, and have been incorporated by reference into this prospectus.

Under our Articles of Incorporation, the authorized but unissued and unreserved shares of our capital stock are available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, officer, director and employee compensation and private or public offerings. Except as may otherwise be provided under the Articles of Incorporation or applicable laws and regulations, stockholder approval will not be required for the issuance of those shares.

Class A Common Stock

Our Articles of Incorporation authorize the issuance, in series, of up to 100 million shares of class A common stock and permit our Board of Directors (the “Board”) to establish the rights and preferences of each series of class A common stock. Our Board has allocated 100 million shares to the Series I class A common stock, par value $0.01 per share, the only series of class A common stock outstanding. As of December 31, 2007, 35,181,086 shares were outstanding and 15,193,504 shares were reserved for issuance under our stock option and stock bonus plans and upon the conversion of other securities.

Dividends. The holders of the class A common stock are entitled to dividends when and if declared by our Board out of funds legally available therefor, which may be declared solely on the class A common stock or for not less than 110% of the amount per share of any dividend declared on the class B common stock. The payment of dividends by us will depend on our net income, financial condition, regulatory requirements and other factors deemed relevant by our Board. Our Board declared its eleventh consecutive quarterly cash dividend of one-half cent ($0.005) per share of class A common stock. See “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2007 for a discussion of certain factors relating to our ability to pay dividends.

Voting Rights. Each share of class A common stock entitles the holder thereof to one-tenth of a vote on all matters upon which stockholders have the right to vote. Except as otherwise required by Florida law, our class A common stock, our class B common stock and our Series B Preferred Stock vote as a single class on all matters upon which stockholders have the right to vote.

Liquidation. In the event of our liquidation, dissolution or winding up, the holders of shares of class A common stock are entitled to share equally with the holders of shares of class B common stock, after payment of all of our debts and liabilities and subject to the prior rights of holders of shares of our preferred stock, in our remaining assets.

No Preemptive Rights; Redemption; Assessability. Holders of shares of class A common stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The shares of class A common stock are not subject to call or redemption rights and are fully paid and non-assessable. When the shares of class A common stock issued upon settlement of rights, securities purchase contracts or securities purchase units that provide for exercise or conversion into or purchase of such securities of the Company, such shares will be fully paid and non-assessable.

Class B Common Stock

Our Articles of Incorporation authorize the issuance of up to 3 million shares of class B common stock, all of which have the rights and preferences described below. The class B common stock is held by our directors, executive officers and a few other persons. As of December 31, 2007, 479,734 shares were outstanding and 3,750,557 shares were reserved for issuance under our stock option and stock bonus plans and upon the conversion of unrestricted Series B Preferred Stock, as described below.

Dividends. The holders of class B common stock are entitled to dividends when and if declared by our Board out of funds legally available therefor. The payment of dividends on the class B common stock is subject to the right of the holders of the class A common stock to receive a dividend per share of not less than 110% of the amount per share of any dividend declared on the class B common stock.

Voting Rights. Each share of class B common stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote. Except as otherwise required by Florida law, our class A common stock, our class B common stock and our Series B Preferred Stock vote as a single class on all matters upon which stockholders have the right to vote.

Convertibility. Each share of class B common stock is convertible at any time at the option of the holder into one share of class A common stock, subject to adjustment upon the occurrence of certain events.

Liquidation. In the event of our liquidation, dissolution or winding up, the holders of shares of class B common stock are entitled to share equally with the holders of shares of class A common stock after payment of all of our debts and liabilities and subject to the prior rights of holders of shares of our preferred stock.

No Preemptive Rights; Redemption; Assessability. Holders of shares of class B common stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The outstanding shares of the class B common stock are not subject to call or redemption rights and are fully paid and non-assessable.

No Other Rights

Shares of our common stock do not have any preference, voting powers or relative, participating, option or other special rights, except as set forth above or in our Articles of Incorporation or as otherwise required by law.

Certain Anti-takeover Provisions

Certain provisions of our Articles of Incorporation and Bylaws, as well as certain provisions of Florida law, could have the effect of deterring takeovers. Our Board believes that the provisions of our Articles of Incorporation and Bylaws described below are prudent and in our best interests and in the best interests of our stockholders. Although these provisions may discourage a future takeover attempt in which stockholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, our Board believes that the benefits of these provisions outweigh their possible disadvantages. We are not aware of any current effort to effect a change in control.

In addition, we have opted not to be governed by the affiliated transactions and control-share acquisitions provisions of the Florida Business Corporation Act. Florida’s control-share acquisitions statute provides that shares of issuing public corporations that are acquired in a control share acquisition generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all of the outstanding shares other than interested shares. A control-share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquirer, directly or indirectly, alone or as part of a group, to have voting power within the following ranges or to move upward from one range into another: (i) 20% or more but not less than 33 1/3%; (ii) 33 1/3%, or more but not less than 50%; or (iii) 50% or more of all voting power. Interested shares are shares of an issuing public corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power to elect directors: (i) an acquiring person or member of a group with respect to a control-share acquisition, (ii) any officer of the issuing public corporation, or (iii) any employee of the issuing public corporation who is also a director of the corporation. The Florida control-share acquisitions statute does not, however, apply to an acquisition of shares of an issuing public corporation if such acquisition has been approved by the Board prior to the acquisition.

Directors. Our Board is divided into three classes of directors serving staggered three-year terms. Vacancies on the Board may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Our Bylaws currently provide that our Board of Directors shall consist of not less than 5 nor more than 12 members.

Under Florida law, a director elected by our stockholders may be removed without cause by a vote of the stockholders. In addition, our Bylaws require minimum attendance standards at regular meetings of the Board as a continuing qualification for membership on the Board. Failure to fulfill this requirement constitutes automatic resignation from the Board.

Cumulative Voting. Stockholders may not cumulate their votes in the election of directors.

Capital Structure. Our Board may authorize for issuance various series of class A common stock and preferred stock with different voting rights. Our Board is authorized to establish the rights and preferences of such stock and issue such shares, subject to stockholder approval in certain circumstances.

Transfer Agent

The transfer agent for our class A common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

DESCRIPTION OF PREFERRED STOCK

Our Articles of Incorporation authorize the issuance, in series, of up to 10 million shares of preferred stock (the “preferred stock”) and permit our Board to establish the rights and preference of each of such series. Our Board has allocated 2 million shares of Series B Preferred Stock, which is currently the only series of preferred stock outstanding. The Board of Directors is authorized to fix the terms of such series, including: (a) the rate or manner of payment of dividends; (b) whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (c) the amount payable upon shares in the event of voluntary or involuntary liquidation; (d) sinking fund provisions, if any, for the redemption or purchase of shares; (e) the terms and conditions, if any, on which shares may be converted; (f) voting rights, if any; and (g) the other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of such series. The Board may also from time to time increase (but not above the total number of authorized shares of the class) the number of shares of any series of preferred stock or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of preferred stock. Any shares of preferred stock issued under this prospectus will be of a series different from our currently issued and outstanding preferred stock.

Noncumulative Convertible Preferred Stock, Series B

Our Board has allocated 2 million shares of Series B Preferred Stock. As of December 31, 2007, 1,238,133 shares were outstanding, and 1,132,315 shares were reserved for issuance under our stock option and stock bonus plans. The shares of Series B Preferred Stock are held by directors, executive officers and a few other persons.

Dividends. Quarterly noncumulative cash dividends are paid at an annual rate of $0.55 per share. The quarterly dividend requirement for Series B Preferred Stock outstanding as of December 31, 2007 was $150,721 and our total annual dividend requirement for all of our Series B Preferred Stock outstanding as of December 31, 2007 was $602,884.

Voting Rights. Each share of Series B Preferred Stock is entitled to two and one-half votes per share on all matters submitted to the vote of stockholders, voting together with our common stock. Except as otherwise required by Florida law, our class A common stock, our class B common stock and our Series B Preferred Stock vote as a single class on all matters upon which stockholders have the right to vote.

The Series B Preferred Stock is permitted to elect two directors for the Board if we fail to declare and pay dividends for six or more dividend periods payable on the Series B Preferred Stock, whether or not those periods are consecutive. The right to elect directors would be revoked once we pay dividends in four consecutive periods.

Conversion Rights. Each share of Series B Preferred Stock is convertible into 1.4959 shares of class B common stock, subject to adjustment on the occurrence of certain events.

Liquidation. In the event of any liquidation, dissolution or winding up, the holders of the Series B Preferred Stock will be entitled to a preference on liquidation of $7.375 per share, if the liquidation is involuntary, prior to any distribution of any assets to the holders of common stock. The holders Series B Preferred Stock shall be entitled to receive the redemption price per share applicable to such stock at the time of liquidation if the liquidation is voluntary.

Redemption. The Series B Preferred Stock is redeemable at a redemption price of $7.375 per share.

Rank. The Series B Preferred Stock ranks senior to the class A common stock and class B common stock as to dividend rights, rights upon our liquidation, dissolution or winding up, and redemption rights.

No Preemptive Rights; Assessability. Holders of our preferred stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The outstanding preferred stock is fully paid and non-assessable.

DESCRIPTION OF DEBT SECURITIES

Unless indicated differently in a prospectus supplement, the following description sets forth the general terms and provisions of the debt securities that we may offer by this prospectus. Any debt securities issued will be senior debt securities under an indenture, which may be supplemented from time to time.

This prospectus outlines briefly the provisions of the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the accompanying prospectus supplement relating to such series of debt securities. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and may be supplemented or amended from time to time following its execution.

The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. Your rights are defined by the terms of the indenture, not the summary provided herein. Whenever we refer to defined terms of the indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus or into the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements. There may be other provisions that also are important to you.

General

The indenture does not limit the amount of debt that we may issue. We may issue the securities in one or more series, with the same or various maturities, at par or premium, or with the original issue discount. We are not required to issue all debt securities of one series at the same time and, unless otherwise provided in a prospectus supplement we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Unless otherwise specified in the prospectus supplement, the debt securities covered by this prospectus will be our direct unsecured and unsubordinated obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness. Any of our secured indebtedness will rank ahead of the senior debt securities to the extent of the assets securing such indebtedness.

We refer you to the applicable prospectus supplement for a description of the terms of each series of debt securities including:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities and the currency, if other than U.S. dollars, in which such debt securities are denominated;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable and the terms on which any such maturity date may be extended;

•

the interest rate the debt securities will bear, the date from which that interest will accrue and the interest payment dates for the debt securities, as well as the method for determining the interest rate and any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any conversion privileges, and the terms and conditions of such conversion, including provision for adjustments of the conversion rate in such events as the Board of Directors shall determine;

•	restrictions on the declaration of dividends on our capital stock (other than dividends in such stock); and

•	any other terms of the debt securities.

We may in the future issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture described in this prospectus. Thus, any other debt securities that we may issue may be issued under another indentures or documentation containing provisions different from those included in the indenture described in this prospectus or applicable to one or more issues of the debt securities described in this prospectus.

Denominations

The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each and multiples of $1,000 in excess thereof or such greater or lesser amount as may be indicated in a prospectus supplement for a specific series of debt securities.

Covenants

Under the indenture, we will covenant to: (i) pay the principal of, and interest and any premium (if any) on, the debt securities when due; (ii) maintain a place of payment; (iii) deliver a certificate to the trustee within 120 days after the end of each fiscal year reviewing our obligations under the indenture; and (iv) deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Consolidations, Mergers and Sales

The indenture provides that we will not consolidate with or merge with or into any other corporation, or convey, transfer or lease, or permit one or more of our subsidiaries to convey, transfer or lease, all or substantially all of our properties and assets and of our subsidiaries on a consolidated basis to any entity, unless: (i) either we are the continuing corporation or such corporation into which we are merged or the entity which acquires by conveyance or transfer, or which leases, our and our subsidiaries’ properties and assets shall be a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state of the United States or the District of Columbia, and such entity assumes by supplemental indenture all of our obligations under the debt securities and the indenture; (ii) no default or event of default is existing immediately after the transaction; and (iii) we or such entity shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Events of Default

The indenture provides that any one of the following events is an event of default:

•	failure to pay any interest due on any debt security for 30 days;

•	failure to pay the principal of or any premium on any debt security when due, whether at maturity, upon redemption, by declaration of acceleration or otherwise;

•	failure in the deposit of any sinking fund payment, when and as due by the terms of the debt securities of that series and the indenture;

•

failure to perform or a breach of any other covenant or agreement in the indenture which continues for 60 days after written notice is given to us by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series (other than a failure to perform certain reporting obligations by us or a failure to perform or a breach of a covenant or agreement which has expressly been included in the indenture solely for the benefit another series of debt securities);

•	certain events of bankruptcy, insolvency or reorganization involving our company; or

•	any other event of default listed in the indenture for debt securities of that series.

We are required to file annually with the trustee an officer’s certificate as to our compliance with all conditions and covenants under the indenture. The indenture permits the trustee to withhold notice to the holders of debt securities of any default, except in the case of a failure to pay the principal of (or premium, if any) or interest on any debt securities or the payment of any sinking fund installment with respect to such securities, if the trustee considers it in the interest of the holders of such debt securities to do so.

If an event of default, other than events with respect to our bankruptcy, insolvency or reorganization or that of any of our significant subsidiaries, occurs and is continuing with respect to debt securities, the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the outstanding debt securities of that series due and payable immediately. If our bankruptcy, insolvency or reorganization, or that of any of our significant subsidiaries, causes an event of default for debt securities of a particular series, then the principal of all the outstanding debt securities of that series, and accrued and unpaid interest thereon, will automatically be due and payable without any act on the part of the trustee or any holder.

If an event of default with respect to debt securities of a particular series occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of such series (other than duties listed in the indenture), unless such holders offer to the trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by the trustee to comply with the holders’ request. If they provide this indemnity to the trustee, the holders of a majority in principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or exercising any trust or power given to the trustee with respect to the debt securities of that series. The trustee may refuse to follow directions in conflict with law or the indenture, and need not take action that may subject the trustee to personal liability or may be unduly prejudicial to holders not joining in such directions. The trustee may also take any other action it deems proper which is not inconsistent with such directions.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any debt security of such series and (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected by the modification or amendment.

Modification or Waiver

We and the trustee may modify and amend the indenture with the consent of the holders of not less than a majority in principal amount of all the outstanding securities of any series that is affected by such modification or amendment. The consent of the holder of each outstanding debt security of a series is required in order to:

•	change the stated maturity of the principal of (or premium, if any), or any installment of principal or interest on any debt security of such series;

•	reduce the principal amount or the rate of interest on or any premium payable upon the redemption of such series;

•	change our obligation to pay additional amounts in respect of any debt security of such series;

•	reduce the amount of principal of a debt security that is an original issue discount security and would be due and payable upon a declaration of acceleration of the maturity of that debt security;

•	adversely affect any right of repayment at the option of the holder of any debt security of such series;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security of such series;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the debt security or any redemption date or repayment date for the debt security;

•

reduce the percentage of holders of outstanding debt securities of such series necessary to modify or amend the indenture or to consent to any waiver under the indenture or reduce the requirements for voting or quorum described below;

•	reduce the percentage of outstanding debt securities of such series necessary to waive any past default; or

•	modify any of the above requirements.

We and the trustee may modify and amend the indenture without the consent of any holder for the following purposes:

•	to evidence the succession of another entity to us as obligor under the indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•

to change or eliminate any provisions of the indenture but only if any such change or elimination will become effective only when there are no outstanding debt securities of any series created prior to the change or elimination that is entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to evidence and provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to close an indenture with respect to the authentication and delivery of additional series of debt securities;

•	to cure any ambiguity and to correct or supplement any provision herein which may be inconsistent with any other provision in the indenture;

•

to supplement the provisions of the indenture as necessary to facilitate the defeasance and discharge of the debt securities, provided such action does not adversely affect the interest of holders of debt securities of any series in any material respect; or

•

to make any other provisions with respect to matters or questions arising under the indenture, provided such action shall not adversely affect the interest of the holders of debt securities of any series in any material respect.

Meetings of Holders

The indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also by such trustee pursuant to a request made to the trustee by us or the holders of at least 10% in principal amount of the debt securities of such series outstanding. In any case, notice must be given as provided in the indenture. Any resolution presented at a meeting or duly reconvened adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the debt securities of that series, except for any consent that must be given by the holder of each debt security affected, as described above in this section. Any resolution passed or decision made in accordance with the indenture at any duly held meeting of holders of debt securities of any series will be binding on all holders of the debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will consist of persons entitled to vote a majority in principal amount of the debt securities of a series outstanding, unless a specified percentage in principal amount of the debt securities of a series outstanding is required for the consent or waiver, then the persons entitled to vote such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum. However, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected, or of the holders of such series of debt securities and one or more additional series, then:

•	there will be no minimum quorum requirement for such meeting; and

•

the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under an indenture.

Discharge and defeasance

Under the terms of the indenture, we will be discharged from any and all obligations in respect of the debt securities of any series and the indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if:

(1) either (a) all debt securities of such series theretofore authenticated and delivered (other than (i) debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid, and (ii) debt securities of such series for whose payment money has theretofore been deposited in trust with the trustee or any paying agent or segregated and held in trust by us and thereafter repaid to us) have been delivered to the trustee for cancellation; or (b) all debt securities of such series (i) have become due and payable, or (ii) will become due and payable at their stated maturity within one year, or (iii) if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the trustee as trust funds to be held in trust for such purpose an amount in the currency in which the debt securities of such series are payable, sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

(2) we have paid or caused to be paid all other sums payable hereunder by us; and

(3) we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture as to such series have been complied with.

In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities (“defeasance”) or (2) to be released from our obligations with respect to such debt securities under certain covenants in the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”) by satisfying the conditions to defeasance or covenant defeasance, as the case may be, including, among other things:

(1) we shall irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such debt securities, (A) an amount (in such currency in which such debt securities are then specified as payable at stated maturity), or (B) government obligations applicable to such debt securities which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal (including any premium) and interest, if any, under such debt securities, money in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge, and which shall be applied by the trustee to pay and discharge, (i) the principal of (and premium, if any, on) and interest on such outstanding debt securities on the stated maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to such outstanding debt securities on the day on which such payments are due and payable in accordance with the terms of this Indenture and of such debt securities;

(2) no default or event of default with respect to such debt securities shall have occurred and be continuing on the date of such deposit or, insofar as the bankruptcy-related events of default are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

(3) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(4) in the case of defeasance, we shall have delivered to the trustee an opinion of counsel stating that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of execution of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of such outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

(5) in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel to the effect that the holders of such outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

Payment, Registration and Transfer

Unless we specify otherwise in a prospectus supplement, we will pay principal, interest and any premium on the debt securities, and they may be surrendered for payment or transferred, at the offices of the trustee. We will make payment on registered securities by checks mailed to the persons in whose names the debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the indenture or any prospectus supplement. If we make debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

We will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered securities, without the payment of any service charge except for any tax or governmental charge.

The debt securities will be issued as registered securities. The debt securities will be securities recorded in the securities register kept at the corporate office of the trustee for the trust that issued that series of securities. The debt securities will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations.

In the event of any redemption of debt securities, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	issue, register the transfer of or exchange any debt securities that have been surrendered for repayment at the option of the holder, except any portion not to be repaid.

Governing Law

The indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference.

General

We may issue warrants for the purchase of common stock, preferred stock, debt securities or any combination thereof in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select that has its principal office in the United States. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of any series of warrants we may issue, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including: (i) in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or (ii) in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:30PM EST time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent. Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF THE RIGHTS

The following is a general description of certain terms and provisions of the rights that we may issue to our holders of our securities to purchase from us shares of our common stock or our preferred stock. While the terms summarized below will apply generally to any rights that we may offer, we will describe the particular terms of the rights in more detail in the applicable prospectus supplement. The terms offered under that prospectus supplement may differ from the terms described below. Specific rights agreements will contain additional important terms and provisions and will be incorporated by reference.

General

The rights may be issued under a rights agreement independently or together with any other securities offered by a prospectus supplement. If rights are offered, the applicable prospectus supplement will describe the specific terms and provisions of the rights, which may differ from the terms described in this prospectus. To the extent that any particular terms of the rights described in a prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed to have been superseded by that prospectus supplement. If rights are offered, we will enter into a rights agreement, which we will file as an exhibit to, or incorporate by reference in, the registration statement of which this prospectus forms a part. The prospectus supplement will include the following terms: the exercise price, if any; the date of determining the security holders entitled to the rights; the rights agent; the aggregate number of shares of common or preferred stock purchasable upon exercise of the rights; the aggregate number of rights issued; the extent, if any, to which rights are transferable; the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire; the method by which holders of rights will be entitled to exercise; the conditions to the completion of the offering, if any; the withdrawal, termination and cancellation rights, if any; any applicable federal income tax considerations the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights; and any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Each right will entitle the holder of rights to purchase for cash the principal amount of common or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Exercise of Rights

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the common or preferred stock, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Stock Purchase Contracts

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

Stock Purchase Units

The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, preferred securities or debt or equity obligations of third parties, including U.S. treasury securities, in each case securing holders’ obligations to purchase common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common stock or preferred stock to us.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers or to a single purchaser directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We, the underwriters or the third parties described above may offer and sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We may designate agents from time to time who will solicit offers to purchase securities from time to time. We will identify any such agent, and any commissions payable by us to such agent, in the applicable prospectus supplement. Unless otherwise indicated in that prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for that sale is reached. We will set forth the names of the specific managing underwriting or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including the purchase price of the securities, the proceeds to be received by us, and commissions, discounts and any other compensation of the underwriters and dealers, if any, in the applicable prospectus supplement. If underwriters are utilized in the sale of any securities, the underwriters will acquire the securities for their own account and they may resell the securities from time to time in one or more transactions, including, but not limited to:

•	negotiated transactions;

•	transactions at a fixed public offering price or prices, which may be changed;

•	transactions at market prices prevailing at the time of sale;

•	transactions at prices related to prevailing market prices; or

•	transactions at negotiated prices.

If we were to issue rights on a pro rata or as converted basis to the holders of our securities, we may be able to use this prospectus to offer and sell the securities underlying the rights. We may in certain circumstances also be able to use the prospectus together with a prospectus supplement to offer and sell securities to be received upon conversion of any convertible securities we may issue or upon exercise of transferable warrants or rights that may be issued by us.

Either underwriting syndicates represented by managing underwriters or one or more underwriters directly may offer securities to you. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of those securities if any are purchased.

We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price set forth in the applicable prospectus supplement (with additional underwriting commissions or discounts). If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. We will set forth the name of any such dealer and the terms of the transaction in the related prospectus supplement. We may also sell some or all of the securities offered by this prospect through block trades in which a dealer will attempt to sell as agent, or resell a portion of the block, as principal, in order to facilitate the transaction.

We may solicit offers to purchase securities directly from institutional investors and we may sell securities directly to institutional investors or others. Those parties may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. We will describe the terms of any such sales in the related prospectus supplement.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

Other than the class A common stock, each series of securities will be a new issue of securities and will have no established trading market.

Any class A common stock sold will be listed on the NASDAQ Global Select Market, upon official notice of issuance. Any underwriters to whom securities are sold by BankUnited for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Camner, Lipsitz and Poller, P.A. (“CLP”), Coral Gables, Florida. Alfred R. Camner, our Chairman of the Board and Chief Executive Officer, is the senior managing director and a stockholder of CLP. As of February 7, 2008, directors and employees of CLP participating in the representation of us in connection with the preparation of this prospectus beneficially owned an aggregate of 3,546,932 shares of class A common stock, 3,334,530 shares of class B common stock and 1,847,458 shares of Series B Preferred Stock (including shares that may be acquired by the exercise of options within 60 days, but not including shares to be received upon the conversion of other classes of stock). Errin E. Camner, Managing Director of CLP, is the daughter of Alfred R. Camner. See “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2007.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS SUPPLEMENT

                    , 2008